FLEX SPACE OFFICE LEASE THIS FLEX SPACE OFFICE LEASE (the "Lease"), made this I c, -- n--\ day of OISC-6/v' e,Gi<- , 2019 (the "Lease Date"), by and between Saul Holdings Limited Partnership, a Maryland limited partnership (hereinafter "Landlord"); and GeneDX, Inc., a New Jersey corporation (hereinafter 1'Tenant"). WITNESSETH: WHEREAS, Landlord and Tenant (or its predecessor) have entered into that certain lease agreement dated June 11, 2002 (as amended, the "Existing Lease"); and WHEREAS, Landlord and Tenant desire to enter into the Lease to take effect upon the expiration of the Existing Lease. NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows: I. PREMISES. For and in consideration of the rent hereinafter reserved and the mutual covenants hereinafter contained, Landlord does hereby lease and demise unto Tenant, and Tenant does hereby hire, lease and accept, from Landlord, approximately eighty-three thousand six hundred seventy--three (83,673) gross rentable square feet of space (the "Gross Area") comprised of (i) approximately forty--seven thousand six hundred eighty-eight (47,688) rentable square feet known as Suite I in the building located at 205 Perry Parkway, Gaithersburg, Maryland 20877, and (ii) approximately thirty five thousand nine hundred eighty--five (35,985) rentable square feet known as Suite 2 in the building located at 207 Perry Parkway, Gaithersburg, Maryland 20877 (collectively, the "Building"), situated on Phase 1 of the Avenel Business Park (the "Property") all upon the terms and conditions hereafter set forth. That portion of the Gross Area which Tenant shall be entitled to occupy is hereinafter referred to as the "Premises," and is outlined and shaded in red on the site plan, together with the Building and the Property, attached hereto as Exhibit A and by this reference made a part hereof. lt is specifically understood that for purposes of calculating any payments or pro-rations hereunder, the number of gross rentable square feet set forth above shall control. Tenant acknowledges that it currently possesses the Premises. Except as otherwise provided in Article 59 of this Lease, the Premises have been accepted by Tenant in its "as--is" condition and are measured in accordance with the BOMA Standard Method of Measuring Floor Area in Office Buildings (ANSI/BOMA Z.65.1 1996), such measurement being subject to confirmation by Tenant's architect, provided, however, that confirmation by Tenant's architect shall be completed prior to the Lease Date. 2. TERM. The term of this Lease (the "Term") shall commence on the April I, 2020 and shall end at midnight on August 31, 2031. The "Rent Commencement Date" shall be September I, 202 l. 3. RENT. (a) Commencing with the Rent Commencement Date, Tenant shall pay as annual rent for the Premises the sum of One Million Fam Thousand Seventy-Six and No/I 00 Dollars ($ I ,004,076.00) per annum, payable in equal monthly installments of Eighty--Three Thousand Six Hundred Seventy--Three and No/100 Dollars ($83,673.00) each (the "Base Rent"). All such monthly installments of rent shall be payable to Landlord at the address specified in Article 33 of this Lease, in advance, without previous notice or demand therefor, and without deduction, setoff or recoupment, with the first monthly installment to be due and payable no later than the Rent Commencement Date and each subsequent monthly installment to be due and payable on the first day of each and every month following the Rent Commencement Date during the Term hereof. If the Rent Commencement Date is a date other than the first day of a month, rent for the period Page I of 100 GeneDX, Inc. - 2019 Lease - L7 - Last Saved by AES - 9/12/2019 3:41 :00 PM Exhibit 10.15

FLEX SPACE OFFICE LEASE

THIS FLEX SPACE OFFICE LEASE (the "**Lease**"), made this 16TH day of DECEMBER, 2019 (the "**Lease Date**"), by and between Saul Holdings Limited Partnership, a Maryland limited partnership (hereinafter "**Landlord**"); and GeneDX, Inc., a New Jersey corporation (hereinafter "**Tenant**").

WITNESSETH:

WHEREAS, Landlord and Tenant (or its predecessor) have entered into that certain lease agreement dated June 11, 2002 (as amended, the "**Existing Lease**"); and

WHEREAS, Landlord and Tenant desire to enter into the Lease to take effect upon the expiration of the Existing Lease.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1. PREMISES. For and in consideration of the rent hereinafter reserved and the mutual covenants hereinafter contained, Landlord does hereby lease and demise unto Tenant, and Tenant does hereby hire, lease and accept, from Landlord, approximately eighty-three thousand six hundred seventy-three (83,673) gross rentable square feet of space (the "**Gross Area**") comprised of (i) approximately forty-seven thousand six hundred eighty-eight (47,688) rentable square feet known as Suite 1 in the building located at 205 Perry Parkway, Gaithersburg, Maryland 20877, and (ii) approximately thirty-five thousand nine hundred eighty-five (35,985) rentable square feet known as Suite 2 in the building located at 207 Perry Parkway, Gaithersburg, Maryland 20877 (collectively, the "**Building**"), situated on Phase I of the Avenel Business Park (the "**Property**") all upon the terms and conditions hereafter set forth. That portion of the Gross Area which Tenant shall be entitled to occupy is hereinafter referred to as the "**Premises**," and is outlined and shaded in red on the site plan, together with the Building and the Property, attached hereto as **Exhibit A** and by this reference made a part hereof. It is specifically understood that for purposes of calculating any payments or pro-rations hereunder, the number of gross rentable square feet set forth above shall control. Tenant acknowledges that it currently possesses the Premises. Except as otherwise provided in Article 59 of this Lease, the Premises have been accepted by Tenant in its "as-is" condition and are measured in accordance with the BOMA Standard Method of Measuring Floor Area in Office Buildings (ANSI/BOMA Z.65.1 1996), such measurement being subject to confirmation by Tenant's architect, provided, however, that confirmation by Tenant's architect shall be completed prior to the Lease Date.

2. TERM. The term of this Lease (the "**Term**") shall commence on the April 1, 2020 and shall end at midnight on August 31, 2031. The "**Rent Commencement Date**" shall be September 1, 2021.

3. RENT.

(a) Commencing with the Rent Commencement Date, Tenant shall pay as annual rent for the Premises the sum of One Million Four Thousand Seventy-Six and No/100 Dollars ($1,004,076.00) per annum, payable in equal monthly installments of Eighty-Three Thousand Six Hundred Seventy-Three and No/100 Dollars ($83,673.00) each (the "**Base Rent**"). All such monthly installments of rent shall be payable to Landlord at the address specified in Article 33 of this Lease, in advance, without previous notice or demand therefor, and without deduction, setoff or recoupment, with the first monthly installment to be due and payable no later than the Rent Commencement Date and each subsequent monthly installment to be due and payable on the first day of each and every month following the Rent Commencement Date during the Term hereof. If the Rent Commencement Date is a date other than the first day of a month, rent for the period

commencing with and including the Rent Commencement Date until the first day of the following month shall be pro-rated at the rate of one-thirtieth (1/30th) of the fixed monthly rental per day. Tenant shall not be obligated to pay Base Rent for the seventeen (17) month period commencing on April 1, 2020 and ending on August 31, 2021.

(b) Landlord hereby acknowledges receipt of Forty-Three Thousand Seven Hundred Thirty-Three and 24/100 Dollars ($43,733.24) (the "**Security Deposit**") to be held as security for the performance by Tenant of Tenant's covenants and obligations under this Lease, it being expressly understood that the deposit may be commingled with other funds of Landlord and shall not be considered an advance payment of rental or a measure of Landlord's damage in case of default by Tenant. Upon the occurrence of any event of default by Tenant or breach by Tenant of Tenant's covenants under this Lease, Landlord may, from time to time, without prejudice to any other remedy, use the Security Deposit to the extent necessary to make good any arrears of rent and/or any damage, injury, expense or liability caused to Landlord by the event of default or breach of covenant. In the event that Tenant shall fully and faithfully comply with all the terms, conditions and covenants of this Lease, any part of the security not used or retained by Landlord shall be returned to Tenant after the expiration date of the Term of this Lease and after delivery of exclusive possession of the Premises to Landlord; provided, however, that Landlord may retain all or a portion of the security until Landlord makes the final annual adjustments of Annual Operating Costs and Real Estate Taxes and ascertains Tenant's share of such amounts which accrued prior to the expiration of the Term.

4. RENT ESCALATION.

(a) Commencing on September 1, 2022 and continuing on the first day of each September thereafter during the Term hereof, the annual rent (without deduction for rent abatement, if any) shall be increased by two one one-half percent (2.5%) of the amount of the annual rent which was in effect during the immediately preceding twelve (12) month period for which the adjustment is being made, payable by Tenant as additional monthly rent.

(b) For all purposes of this Lease, the term "**Lease Year**" shall be defined to mean a period of twelve (12) full calendar months. The first Lease Year shall commence on April 1, 2020, and each succeeding Lease Year shall commence on the anniversary date of the beginning of the first Lease Year.

5. ANNUAL OPERATING COSTS.

(a) Tenant agrees to pay to Landlord, as Additional Rent (as defined in Article 6 below), its Pro-Rata Share (as hereinafter defined) of Annual Operating Costs (as hereinafter defined).

(b) Tenant shall initially pay to Landlord on April 1, 2020, and on the first day of each calendar month thereafter, as its estimated payment of the Annual Operating Costs, the sum of Four Hundred Ninety-Five Thousand Three Hundred Forty-Four and 16/100 Dollars ($495,344.16), calculated at the rate of Five and 92/100 Dollars ($5.92) per square foot, in equal monthly installments of Forty-One Thousand Two Hundred Seventy-Eight and 68/100 Dollars ($41,278.68) each; notwithstanding the foregoing, for purposes of calculating Tenant's Pro-Rata Share of increases in Annual Operating Costs, the total aggregate of Annual Operating Costs for the first year of the Term after the initial Fiscal Year (as defined below) or for any succeeding Fiscal Year shall not increase by more than five percent (5%) over the amount of Annual Operating Costs for the immediately preceding Fiscal Year; provided, however, that if the Annual Operating Costs increase for any Fiscal Year exceeds five percent (5%), then the amount of the Annual Operating Costs increase in excess of five percent (5%) may be added to the Annual Operating Costs increase for up to three (3) of the immediately succeeding consecutive Fiscal Years when the Annual Operating Costs increase is less than five percent (5%), so that, to the fullest extent possible (subject to the maximum increase of five percent (5%) per Fiscal Year in Annual Operating Costs provided for herein), Annual Operating Costs increases shall reflect all increases in the Annual Operating Costs occurring after the initial Fiscal Year; provided, however, Tenant shall pay its full Pro-Rata Share of increases in costs incurred for snow removal (for areas not maintained by Tenant), common area utilities, HVAC maintenance costs (for any units installed by Tenant), or insurance rate increases ("**Uncontrollable Costs**") in excess of increases in Annual Operating Costs calculated

under the foregoing provisions. The foregoing limitation on annual increases in Annual Operating Costs set forth herein shall not apply, to the extent Landlord is required to spend additional amounts for Uncontrollable Costs in excess of any amounts provided for under the preceding provisions of this paragraph. At any time, Landlord may, in good faith, re-estimate Tenant's Pro-Rata share of Landlord's Annual Operating Costs based on Landlord's actual costs incurred, and thereafter Tenant's monthly installments shall also be adjusted based on Landlord's revised estimate of Annual Operating Costs. If the Rent Commencement Date is a date other than the first day of the month, Tenant's Pro-Rata share shall be pro-rated in the same manner as Base Rent under Article 3 hereof. Within one hundred twenty (120) days following each September 30th during the Term hereof, Landlord shall submit to Tenant a statement (the "**Annual Statement**") in reasonable detail of the actual Annual Operating Costs for the twelve month period ending September 30th of each year ("**Fiscal Year**"). If such statement shows that Tenant's share of the actual Annual Operating Costs exceeded Tenant's monthly payments, then Tenant shall immediately pay the total amount of such deficiency to Landlord. If such statement shows that Tenant's monthly payments exceeded Tenant's share of the actual Annual Operating Costs, then any such overpayments shall be credited against Tenant's next payment of monthly Base Rent, or, if the Term has expired, such overpayments shall be refunded to Tenant within thirty (30) days after the expiration date of the Term. Thereafter, upon receipt of such succeeding Annual statement, Tenant's monthly payments during the period covered by said Annual Statement shall be adjusted to the actual Annual Operating Cost, and such adjustment shall be paid within thirty (30) days of the date of said Annual Statement. The Landlord's budget estimate for Annual Operating Costs, as adjusted pursuant to this Article 5, shall be used as the basis for calculating Tenant's monthly payments for the next succeeding twelve (12) month period. Landlord and Tenant agree that the Annual Statement shall be subject to Tenant's audit rights as provided in paragraph (i) of this Article 5.

(c) All monthly payments as may be required hereunder shall be payable in full on the first day of each calendar month. Failure of the Landlord to provide any Annual Statement within the said one hundred twenty (120) day period shall not constitute a waiver by Landlord of its rights to payments due pursuant to this Article 5, and the obligations hereunder shall survive the expiration or other termination of this Lease.

(d) For any applicable Fiscal Year that begins prior to the Rent Commencement Date or ends after the expiration date of this Lease, the amount due for that Fiscal Year shall be apportioned on a per diem basis so that only that portion attributable to the portion of such Fiscal Year that occurs during the Term of this Lease, shall be payable by Tenant.

(e) Annual Operating Costs as used herein shall mean all costs of operation, maintenance and repair of the Building and the Property, (except structural repairs), and its appurtenances, and shall include the following by way of illustration but not limitation: Real Estate Taxes (as hereinafter defined), the cost of labor, materials and services for the operation, maintenance and repair of the Building and its appurtenances (including service roads and parking areas) and the Common Areas, including, but not limited to, water and sewer charges; on site and off site storm water management systems and facilities; heating, ventilating and air conditioning maintenance and repairs; refuse and rubbish disposal; snow removal; license, permits and inspection fees; maintenance and service contracts; management fees; all landscaping costs (including upgrades and replacements thereto); parking lot lighting; watchman, guards, and any personnel engaged in the operation, maintenance or repair of the Property and its appurtenances together with payroll taxes and employee benefits applicable thereto; reserve for asphalt and roof repairs; Landlord's administrative costs equal to fifteen percent (15%) of the Annual Operating Costs (excluding Real Estate Taxes); and insurance. It is understood and agreed that management fees may be charged by Landlord or any other person or entity on the basis of a specified percentage of the gross receipts derived from the Building or on any other basis, provided that, in the case of management fees charged by Landlord, such fees shall be five percent (5%) of gross receipts. Except as caused by Landlord's gross negligence or willful misconduct, Landlord shall not be liable in any such case for any inconvenience, disturbance, loss of business or any other annoyance arising from the exercise of any or all of the rights of Landlord in this Article 5. Notwithstanding the foregoing to the contrary, Annual Operating Costs shall not include:

(i) expenses incurred in leasing or procuring tenants (including lease commissions, advertising expenses and expenses of renovating space for tenants);

(ii) interest or amortization payments on any mortgages or deeds of trust;
(iii) net basic rents under ground leases;
(iv) costs specifically billed to and paid by specific tenants and not to tenants generally;
(v) legal fees and other expenses incurred by Landlord or agents in connection with the negotiations of leases;
(vi) allowances, concessions, permits, licenses, inspections, and other costs and expenses incurred in the initial build-out of the Building;
(vii) costs incurred due to violations by Landlord of the terms and conditions of any lease;
(viii) costs incurred for any item to the extent of Landlord's recovery under a manufacturer's, materialmen's, vendor's or contractor's warranty, if any;
(ix) costs of acquisition of sculpture, paintings or other objects of art;
(x) costs of repairs incurred by reason of condemnation to the extent Landlord receives compensation therefore through condemnation or similar awards;
(xi) costs relating to maintaining Landlord's existence, either as a corporation, partnership, trust or other entity;
(xii) any penalties or interest expenses incurred because of Landlord's failure to timely pay Real Estate Taxes;
(xiii) costs of any repairs or improvements to the Building resulting from a fire or other casualty, excluding reasonable insurance deductibles;
(xiv) except as it pertains directly to the operation, repair, maintenance and management of this Building, Landlord's general overhead expenses;
(xv) costs arising from the investigation and/or removal of hazardous materials in, about or below the Building or the Property and any costs associated with compliance with any legal obligation relating to the remediation of hazardous materials due to governmental regulations;
(xvi) costs incurred to cure violations of any governmental laws, ordinances, rules, regulations or orders enacted prior to the date hereof;
(xvii) depreciation or capital improvements costs with respect to the Building, the Property or any equipment, machinery, fixtures or improvements therein, except (i) capital expenditures made by Landlord to reduce operating expenses if Landlord shall have reasonably determined that the annual reduction in operating expenses shall exceed depreciation therefore and (ii) the cost of capital improvements made in order to comply with statutes, rules, regulation or directives hereafter promulgated by any governmental authority after the Lease Date, as provided above; such depreciation shall be determined by dividing the original cost of such capital expenditure by the number of years of useful life of the capital item acquired and the useful life shall be reasonably determined by Landlord in accordance with generally accepted accounting principles and practices in effect at the time of acquisition of the capital item;
(xviii) any costs associated with the completion of Landlord's Work (as defined in Article 59 below).

Tenant shall not be required to pay for any expense incurred by Landlord more than once, so that if Tenant is billed separately for any cost elsewhere in the Lease, such cost shall not be again charged as part of Landlord's Annual Operating Costs.

(f) "**Common Areas**" means all areas provided by Landlord, from time to time, for the common or joint use and benefit of the occupants of the Building and their employees, agents, servants, customers and other invitees, including, without limitation, management offices, parking areas, parking decks, access roads, driveways, retaining walls, landscaped areas, truck serviceways, sidewalks, parcel pickup stations and, to the extent Landlord elects to service, repair, maintain and/or replace HVAC Equipment, all such HVAC Equipment for which Landlord has, or has assumed, responsibility.

(g) The term "**Real Estate Taxes**" means all taxes, rates and assessments, general and special, levied or imposed, with respect to the land, buildings and improvements comprising the Property, including all taxes, rates and

assessments, general and special, levied or imposed, for schools, public betterment, general or local improvement and operations and taxes imposed in connection with any special taxing district. If the system of real estate taxation shall be altered or varied and any new tax or levy shall be levied or imposed on said land, buildings and improvements, and/or Landlord in substitution for real estate taxes presently levied or imposed on immovables in the jurisdiction where the Building is located, then any such new tax or levy shall be included within the term Real Estate Taxes. Should any governmental taxing authority acting under any regulation, levy, assess, or impose a tax, excise and/or assessment however described (other than an income or franchise tax) upon, against, on account of, or measured by, in whole or in part, the rent expressly reserved hereunder, or upon the rent expressly reserved under any other leases or leasehold interests in the Property, as a substitute (in whole or in part) or in addition to any existing real estate taxes on land and buildings and otherwise, such tax or excise on rents shall be included within the term Real Estate Taxes, and, if Landlord has the right to do so, Landlord shall pay any special assessments in installments. In the event Landlord is required to pay Real Estate Taxes in advance, Tenant agrees that Landlord shall immediately be entitled to reimbursement therefor. Reasonable expenses (consisting of attorneys' fees, consulting fees, expert witness fees and similar costs) incurred by Landlord in obtaining or attempting to obtain a reduction of any Real Estate Taxes, shall be added to and included in the amount of any such Real Estate Taxes. Real Estate Taxes which are being contested by Landlord shall nevertheless be included for purposes of the computation of the liability of Tenant under this Article 5, provided, however, that in the event that Tenant shall have paid any amount of increased rent pursuant to this Article 5 and the Landlord shall thereafter receive a refund of any portion of any Real Estate Taxes on which such payment shall have been based, Landlord shall pay to Tenant the appropriate portion of such refund. Landlord shall have no obligation to contest, object to or litigate the levying or imposition of any Real Estate Taxes and may settle, compromise, consent to, waive or otherwise determine in its discretion to abandon any contest with respect to the amount of any Real Estate Taxes without consent or approval of the Tenant.

(h) The Tenant's Pro-Rata Share as used herein shall mean seventy-five and 41/100ths percent (75.41%) of the Annual Operating Costs and Real Estate Taxes for the Building and the Property.

(i) Tenant, upon not less than ten (10) days written notice to Landlord, shall have reasonable access during normal business hours in Landlord's headquarters office to inspect the books and records of Landlord relating to Annual Operating Costs and/or to have such books and records audited or reviewed, at Tenant's expense, by a certified public accountant, for the purpose of verifying Tenant's Pro-Rata share of Annual Operating Costs. Tenant shall bear all costs relating to such inspection, including, but not limited to, costs of photocopies. In the event that such information is already available in electronic format and doesn't require Landlord to manually download such information prior to sending it to Tenant, then Landlord shall send such information electronically to Tenant. If (i) Tenant has first notified Landlord of any alleged discrepancies in Tenant's Pro-Rata Share of Annual Operating Costs and has used reasonable efforts to resolve such discrepancy with Landlord prior to commencing an audit, and (ii) Tenant's audit determines that Tenant was overcharged by more than an additional five percent (5%) in excess of its Pro-Rata Share, and (iii) Landlord either agrees with such audit determination (or it is judicially determined that such audit results were correct), then, in addition to any overpayment found to be due to Tenant, Landlord shall reimburse Tenant for an additional amount equal to the reasonable cost of such audit; notwithstanding the foregoing, Landlord shall not be obligated to reimburse Tenant for any costs or expenses arising out of an audit if the person or entity performing such audit is being compensated on a contingent fee basis. Tenant shall keep the results of any audit of Annual Operating Costs confidential.

(j) Notwithstanding anything in this Lease to the contrary, as of April 1, 2020, Tenant hereby assumes Landlord's obligation to remove snow in the area depicted on the attached **Exhibit C-1**, as set forth in this paragraph (j), and Tenant's Pro-Rata Share of Annual Operating Costs shall not include the snow removal obligation that Tenant has assumed under this paragraph (j). Tenant or Tenant's contractor shall comply with the snow removal scope of work attached hereto as **Exhibit C**.

(k) In the event Tenant desires to take additional responsibilities for the maintenance and repair of the Premises, the parties shall meet, and upon agreement by the parties of the change in responsibilities, the parties shall enter into an amendment documenting each party's revised obligations.

6. ADDITIONAL RENT.

(a) Tenant shall (i) pay all charges for water, sewer, and electricity used by Tenant during the Term of this Lease and metering therefor; (ii) pay all telephone charges; and (iii) be responsible for the prompt and sanitary storage of Tenant's refuse and rubbish in the Premises.

(b) Any amounts required to be paid by Tenant hereunder and any charges or expenses incurred by Landlord on behalf of Tenant under the terms of this Lease shall be considered "**Additional Rent**" payable in the same manner and upon the same terms and conditions as the rent reserved hereunder. Any failure on the part of Tenant to pay such Additional Rent when and as the same shall become due shall entitle Landlord to the remedies available to it for non-payment of rent. Tenant's failure to object to any statement, invoice or billing rendered by the Landlord within a period of three (3) years after receipt thereof shall constitute Tenant's acquiescence with respect thereto, and such statement, invoice or billing shall thereafter be deemed to be correct and shall be an account stated between Landlord and Tenant. If Tenant requests that Landlord prepare, review, or execute any document, consent or waiver in connection with this Lease or otherwise, Tenant shall be obligated to pay to Landlord, as Additional Rent, a fee in the amount set forth on the fee schedule attached hereto as **Exhibit F**, to compensate Landlord for the cost of reviewing and processing any such request, and Landlord shall not be obligated to process any such request of Tenant until Tenant has paid Landlord the applicable processing fee. Nothing herein shall be deemed to require that Landlord consent to, execute or approve any document, consent or waiver submitted to Landlord by Tenant notwithstanding Tenant's payment of the applicable processing fee.

(c) Payment by Tenant of a lesser amount than shall be due and shall be deemed to be payment on account, and shall not constitute an accord and satisfaction with respect to the underlying obligation. The acceptance by Landlord of a check for a lesser amount with an endorsement or statement thereon, or upon any letter accompanying such check, that such lesser amount is payment in full, shall be given no effect, and Landlord may accept such check without prejudice to any other rights or remedies which it may have against the Tenant. In addition to all liens upon and rights of setoff or recoupment against any money or property of Tenant by law, Landlord shall have, to the extent permitted by law, a contractual security interest in and a right of setoff against all deposits, moneys or other property of Tenant now or hereafter in the possession of or on deposit with Landlord. Each such security interest or right of setoff may be exercised without demand upon or notice to Tenant. No security interest or right of setoff shall be deemed to have been waived by any act or conduct on the part of Landlord or by any neglect to exercise such right of setoff or to enforce such setoff and/or security interest or by any delay in so doing. Every right of setoff and/or security interest shall continue in full force and effect until such right of setoff and/or security interest is expressly waived or released by an instrument in writing executed by Landlord.

7. LAWS AND ORDINANCES. Tenant will, at its own cost, promptly comply with and carry out all orders, requirements or conditions now or hereafter imposed upon it by the ordinances, laws and/or regulations of the municipality, county and/or state in which the Premises are located, whether required of Landlord or otherwise, in the conduct of Tenant's business, including, without limitation, all local, state and federal laws and regulations respecting the storage, handling and use of any hazardous waste, infectious waste or other hazardous materials, brought into the Premises by Tenant or parties under Tenant's control, except that Landlord shall comply with any orders affecting structural walls and columns unless due to Tenant's particular business or use of the Premises. Tenant will indemnify and save Landlord harmless from all penalties, claims, and demands resulting from Tenant's failure or negligence in this respect. Landlord shall comply with all laws and regulations with regard to: the Common Areas and structural portions of the Building which Landlord is required to repair pursuant to the terms of this Lease. In addition, from and after the Lease Date, Landlord shall cause the Common Areas to conform to all applicable legal and insurance requirements, including the Americans with Disabilities Act ("**ADA**"). Landlord will indemnify and save Tenant harmless (at Landlord's sole cost) from all penalties, claims, and demands resulting from Landlord's failure or negligence in this respect.

8. FURNITURE; FIXTURES; ELECTRICAL EQUIPMENT.

(a) Business machines, mechanical equipment and materials belonging to Tenant which cause vibration, noise,

cold, heat or fumes that may be transmitted to the Building or to any other leased space therein to such a degree as to be objectionable to Landlord or to any other tenant in the Building shall be placed, maintained, isolated, stored and/or vented by Tenant at its sole expense so as to absorb and prevent such vibration, noise, cold, heat or fumes. Tenant shall not keep within or about the Premises any dangerous, inflammable, toxic or explosive material, except for those chemicals and hazardous materials listed on the **Exhibit I**, attached hereto. Tenant shall indemnify Landlord and hold it harmless against any and all damage, injury, or claims resulting from the moving of Tenant's equipment, furnishings and/or materials into or out of the Premises or from the storage or operation of the same. Any and all damage or injury to the Premises, the Building, or the Property caused by such moving, storage or operation shall be repaired by Tenant at Tenant's sole cost.

(b) Tenant shall not install any equipment whatsoever which will or may necessitate any changes, replacements or additions to (i) the water system, plumbing system, heating system, air conditioning system or the electrical system of the Premises, or (ii) the building structure without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned, or delayed. Tenant shall, at its sole cost and expense, pay all charges for electricity used by the Tenant during the Term of this Lease, including that used for interior lighting and the operation of the heating and air conditioning system in the Premises. All equipment and fixtures hereafter installed and paid for by Tenant in the Premises shall remain the property of Tenant and shall be removable by Tenant at the expiration or earlier termination of the Term of this Lease; provided that, in the event of the removal of any or all of such equipment and fixtures, Tenant shall promptly restore the damage done to the Premises by the installation and/or removal thereof. Should Tenant fail to restore the Premises, Landlord may do so, collecting, at Landlord's option, the cost and expenses thereof, as Additional Rent, upon demand. Any such equipment and fixtures which are not removed and those which, by the terms of this Lease are not removable by Tenant at any termination of this Lease, including, but not limited to, a termination by Landlord pursuant to this Lease, shall be and become the property of Landlord (without any obligation by Landlord to pay compensation for such equipment and fixtures). Notwithstanding anything herein contained to the contrary, or any decision of any court to the contrary, the terms "equipment" and "fixtures" shall not include any air conditioning equipment, heating, lighting, electrical and plumbing systems installed by Tenant in the Premises, nor any wiring or other apparatus related thereto, or any items either installed by or paid for by Landlord; provided, however, that nothing herein should be construed to apply to Tenant's fixtures or equipment connected to said systems. Subject to paragraph (a) of Article 9 of this Lease, in the event Tenant installs any furniture, fixtures, or other equipment in the Premises after the date hereof, Landlord agrees that at the time of its approval of the installation of such furniture, fixtures, or equipment, Landlord shall inform Tenant if, upon the expiration or earlier termination of this Lease, Tenant shall be required to remove such furniture, fixtures, or equipment from the Premises.

(c) Notwithstanding anything in this Article 8 to the contrary, all business machines, equipment, fixtures, and materials currently on the Premises as of the Lease Date and belonging to Tenant are acknowledged as approved by Landlord and in compliance with this Article 8 and may be removed at the termination of the Lease, at Tenant's option.

9. ALTERATIONS.

(a) Tenant shall make no alterations or changes, structural or otherwise, to any part of the Premises, either exterior or interior, without Landlord's written consent, which consent shall not be unreasonably withheld, conditioned, or delayed. In the event of any such approved changes, Tenant shall have all work done at its own expense. Request for such consent shall be accompanied by plans stating in detail, precisely what is to be done. Tenant shall comply with the building codes, regulations and laws, now or hereafter, to be made or enforced in the municipality, county and/or state, which pertain to such work. Except to the extent expressly provided to the contrary in this Lease, any additions, improvements, alterations and/or installations made by Tenant to the Premises (except only moveable office furniture and fixtures) shall become and remain a part of the Premises and shall become Landlord's property upon the termination of Tenant's occupancy of said Premises; provided, however, that if Landlord gives written notice to Tenant at the time of installation, it may require Tenant to remove any wiring or cables installed in the Premises or the Building by or on behalf of Tenant. Tenant shall not be required to remove any alteration, wiring, or cabling if Landlord does not provide a notice advising Tenant of the required removal at the time of installation, and, notwithstanding anything herein to the contrary, Tenant shall not be required to

remove any alteration, wiring or cabling currently on the Premises or constructed on the Premises before December 31, 2024. Tenant shall save Landlord harmless from and against all expenses, liens, claims or damages to either property or person which may or might arise by reason of the making of any such additions, improvements, alterations and/or installations. Landlord reserves the right to change, increase or reduce, from time to time, the number, composition, dimensions or location of any parking areas, signs, the Building name, service areas, walkways, roadways or other Common Areas or make alterations or additions to the Building, in its sole discretion; provided, however, that such change, increase, or reduction shall not reduce the rentable square footage of the Premises or materially impact Tenant's use of the Premises. Landlord's approval of Tenant's plans and specifications under this Article 9 or any other provisions of this Lease is solely for the purpose of ascertaining whether Tenant's proposed alterations will have an adverse impact on the structural components or Common Areas of the Building and to insure the aesthetic and architectural harmony of the Tenant's proposed alterations with the remainder of the Building. No approval of plans by Landlord shall be deemed to be a representation or warranty by Landlord that such plans or the work provided for therein will comply with applicable codes, laws or regulations or be in conformance with any insurance or other requirements which affect the Premises or the Building, and Tenant shall have the sole responsibility of complying with all such requirements notwithstanding Landlord's approval of Tenant's plans. Notwithstanding anything contained herein to the contrary, Tenant shall be permitted to install a security system in the Premises and on the Building (interior and exterior), including card readers and CCTV security cameras, subject to Landlord's prior written consent, which consent shall not be unreasonably withheld, conditioned, or delayed.

(b) **NOTICE IS HEREBY GIVEN THAT LANDLORD SHALL NOT BE LIABLE FOR ANY LABOR OR MATERIALS FURNISHED OR TO BE FURNISHED TO TENANT UPON CREDIT, AND THAT NO MECHANICS' OR OTHER LIEN FOR ANY SUCH LABOR OR MATERIALS SHALL ATTACH TO OR AFFECT THE ESTATE OR INTEREST OF LANDLORD IN AND TO THE PREMISES OR THE BUILDING, EXCEPT TO THE EXTENT CAUSED BY OR ON BEHALF OF LANDLORD. WHENEVER AND AS OFTEN AS ANY LIEN ARISING OUT OF OR IN CONNECTION WITH ANY WORK PERFORMED, MATERIALS FURNISHED OR OBLIGATIONS INCURRED BY OR ON BEHALF OF TENANT SHALL HAVE BEEN FILED AGAINST THE PREMISES OR THE BUILDING, OR IF ANY CONDITIONAL BILL OF SALE SHALL HAVE BEEN FILED FOR OR AFFECTING ANY MATERIALS, MACHINERY OR FIXTURES USED IN THE CONSTRUCTION, REPAIR OR OPERATION THEREOF, OR ANNEXED THERETO BY TENANT, TENANT SHALL FORTHWITH TAKE SUCH ACTION BY BONDING, DEPOSIT OR PAYMENT AS WILL REMOVE OR SATISFY THE LIEN OR CONDITIONAL BILL OF SALE WITHIN TEN (10) DAYS OF LANDLORD'S WRITTEN REQUEST THEREFOR.**

10. DAMAGE.

(a) If the Premises are damaged by fire or other cause covered by Landlord's policy of fire insurance with extended coverage or other property damage insurance carried by Landlord and the Premises, or a portion thereof, are rendered unusable, all damage to the structural portions of the building required to be maintained by Landlord pursuant to this Lease (including Landlord's Work, as defined in Article 59 herein) shall be repaired by and at the expense of Landlord and the rent until such repairs shall have been made shall abate pro-rata according to the part of the Premises which is unusable by Tenant. However, if such damage was caused by the gross negligence of Tenant, its employees, agents, contractors, visitors or licensees, and Landlord does not receive rental insurance proceeds relating to same, then all rentals shall be payable by Tenant during such period. Due allowance shall be made for reasonable delay which may arise by reason of adjustment of fire insurance on the part of Landlord and/or Tenant, and for delay on account of "labor troubles" or any other cause beyond Landlord's control. If, however, the Premises are rendered wholly untenantable by fire or other cause, or Landlord shall decide not to rebuild the same, Landlord may, at its option, cancel and terminate this Lease by giving Tenant, within sixty (60) days from the date of such damage, notice in writing of its intention to cancel this Lease, whereupon the Term of this Lease shall cease and terminate upon the third day after such notice is given, and Tenant shall vacate the Premises and surrender the same to Landlord, but in none of the certain contingencies in this Article 10 mentioned shall there be any liability on the part of Landlord to Tenant covering or in respect of any period during which the occupation of said Premises by Tenant may not be possible because of the matters hereinabove stated. Without limiting the foregoing,

Landlord shall not be responsible for consequential damages, lost profits or any damage to Tenant's personal property. If Landlord does not elect to terminate this Lease as provided above, Landlord shall proceed in a commercially reasonable manner to repair the portions of the Premises which Landlord is required to restore in accordance with this Article 10 and, upon the completion of such repairs, Tenant shall use diligent and commercially reasonable efforts to repair the portions of the Premises which are the responsibility of Tenant to insure under this Lease.

(b) Notwithstanding anything to the contrary contained in this Lease, if the Premises are damaged or destroyed by fire, accident, the elements or other casualty (a "**Casualty**") during the Term, Landlord shall notify Tenant within thirty (30) days after such Casualty of Landlord's good faith estimate of the time needed for Landlord to substantially complete the work described in paragraph (a) above. If the estimated time for such work exceeds one hundred eighty (180) days from the date of Casualty, Tenant shall have the right to terminate this Lease by giving to Landlord notice of such termination within fifteen (15) days after Landlord provides notice of such good faith estimate. In the event that Landlord or Tenant do not exercise a right of termination as provided in this Lease, Landlord shall commence such work and, thereafter, shall diligently and continuously pursue completion of such repairs, within the estimated completion date as set forth in Landlord's notice. If Landlord fails to so complete the repairs within the estimated completion date, Tenant shall have the right and option, as its sole and exclusive remedy upon no less than thirty (30) days prior notice to Landlord to terminate this Lease; provided, however, that any termination of this Lease by Tenant shall be null and void if Landlord substantially completes repairs within thirty (30) days after receipt of Tenant's notice of termination.

11. CONDEMNATION. If the Premises or any part thereof shall be taken by any governmental or quasi-governmental authority pursuant to the power of eminent domain, or by deed in lieu thereof, Tenant agrees to make no claim for compensation in the proceedings, and hereby assigns to Landlord any rights which Tenant may have to any portion of any award made as a result of such taking, and this Lease shall terminate as to the portion of the Premises taken by the condemning authority and rental shall be adjusted to such date. The foregoing notwithstanding, Tenant shall be entitled to claim, prove and receive in the condemnation proceedings such awards as may be allowed for relocation expenses and for fixtures and other equipment installed by it which shall not, under the terms of this Lease, be or become the property of Landlord at the termination hereof, but only if such awards shall be made by the condemnation court in addition to and stated separately from the award made by it for the land and the Building or part thereof so taken. If the nature, location or extent of any proposed condemnation affecting the Building is such that Landlord elects in good faith to demolish the Building, then Landlord may terminate this Lease by giving at least sixty (60) days written notice of termination to Tenant at any time after such condemnation and this Lease shall terminate on the date specified in such notice. In addition, Tenant may terminate this Lease within thirty (30) days after receipt of written notice of such proposed condemnation if Tenant reasonably determines that the proposed condemnation of a portion of the Premises consisting of ten percent (10%) or more of the Premises will materially and adversely affect Tenant's conduct of its business in the Premises, and this Lease shall terminate upon sixty (60) days written notice to Landlord.

12. USE OF PREMISES.

(a) The Premises shall be used and occupied by Tenant solely for the purpose of general office use, and the operation of and doing business as a laboratory, including research, development, and testing of biological materials, and for no other purpose whatsoever. The Premises shall not be used for any illegal purpose or in violation of any valid regulation of any governmental body, or in any manner to (i) create any nuisance or trespass; (ii) intentionally deleted; (iii) vitiate any insurance; (iv) emit odors or noise outside of the Premises; or (v) alter the classification or increase the rate of insurance on the Property. Tenant shall open for business in the Premises on or before the Rent Commencement Date, and shall thereafter continuously, actively and diligently operate its said business on the whole of the Premises.

(b) Tenant shall be prohibited from using or occupying the Premises for a Controlled Substances Use (as hereinafter defined) or in any manner that violates or could violate any Controlled Substances Laws (as hereinafter defined), including, without limitation, any business, communications, financial transactions, or other activities related to a Controlled Substance (as hereinafter defined), or a Controlled Substances Use that violates or could violate any Controlled Substances

Laws and shall permit any lender with a mortgage encumbering the Property to physically inspect the Premises upon the request of Landlord. A "**Controlled Substances Use**" means the cultivation, growth, creation, production, manufacture, sale, distribution, storage handling, possession, or other use of a Controlled Substance. "**Controlled Substance**" means marijuana, cannabis, or other controlled substances as defined in the Federal Controlled Substances Act or that otherwise are illegal or regulated under any Controlled Substances Laws. "**Controlled Substances Laws**" means the Federal Controlled Substances Act (21 U.S.C. §§ 801 *et seq.*) or any similar or related federal, state, or local law, ordinance, code, rule, regulation, or order. Notwithstanding anything contained in this paragraph (b) to the contrary, this paragraph (b) shall not apply to Controlled Substances utilized by Tenant in connection with the normal course of its business, including research, development, and testing, which shall be deemed not to be a Controlled Substance Use.

13. REPAIRS BY TENANT. Tenant shall be responsible for repairing, maintaining and cleaning the Premises and the fixtures therein, keeping same in good order and condition during the Term of this Lease at its sole cost and expense, and will, at the expiration or other termination of the Term hereof, surrender and deliver up the same and all keys, locks and other fixtures connected therewith (except only office furniture and business equipment) in safe, clean, sanitary, and non-hazardous condition, and otherwise in good order and condition, as the same were required to be in on the date Tenant occupied the Premises for the conduct of Tenant's business, ordinary wear and tear excepted.

14. REPAIRS BY LANDLORD. Landlord shall have no duty to Tenant to make any repairs or improvements to the interior of the Premises except structural repairs, and then only if not brought about by any act or neglect of Tenant, its agents, employees or invitees. Unless caused by Landlord's gross negligence or willful misconduct, Landlord shall not be liable for any damage caused to the person or property of Tenant, its agents, employees or invitees, due to the Property or the Building or any part or appurtenances thereof being improperly constructed or being or becoming out of repair, or arising from the leaking of water or sewer, or from electricity, or from any other cause whatsoever. Tenant agrees to report immediately in writing to Landlord any defective condition in or about the Premises known to Tenant which Landlord is required to repair. Unless caused by Landlord's gross negligence or willful misconduct, Landlord shall not be liable for failure to furnish or for suspension or delay in furnishing such services due to breakdown, maintenance, or repair work, strike, riot, civil commotion, governmental action or any other cause beyond the reasonable control of Landlord, or for interruptions of service for reasonable periods in connection with construction work being performed in the Building. Landlord hereby reserves the exclusive right at any time and from time to time to install, use, repair, inspect and replace pipes, ducts, conduits, and wires leading through or located adjacent to the Premises and serving other parts of the Building in locations which do not materially interfere with Tenant's use thereof. Landlord's right hereunder may be exercised by Landlord's designees. Tenant acknowledges and agrees that, from time to time, it will be necessary for Landlord to temporarily interrupt the electrical or other utility service to the Premises in order to perform maintenance and repair service on the utility systems serving the Property, or in connection with supplying such utility service to new or existing tenants of the Property. Landlord will give Tenant reasonable advance notice of any such interruptions in service (except any interruptions due to emergencies) and will use commercially reasonable efforts to minimize the interruption of Tenant's business as a result of such interruptions. Notwithstanding the foregoing to the contrary, Landlord shall maintain in good condition and repair (including any replacements thereof) the Common Areas, including, but not limited to, landscaping, cleaning, lighting, preventive maintenance, snow, ice, rubbish, and debris removal, painting, parking lot maintenance, repairs, rental of machinery, equipment, and other assets used in the operation and maintenance of the Property, unless performed by Tenant under this Lease, and the roof, windows (excluding glass repairs and/or replacements of glass), gutters, downspouts, floor slab, exterior walls, foundation, footing and all structural portions (both interior and exterior) of the Premises, and the sidewalk and alleys adjacent thereto in a manner consistent with the maintenance standards of similar office buildings in the same geographic area as the Property. Landlord shall also maintain in good condition and repair the main lines for wiring and utility connections to the extent not maintained by the applicable utility provider and not damaged by Tenant. Landlord covenants that Landlord will promptly make or complete any such repairs.

15. ROOF RIGHTS. Except as otherwise provided in this Lease, Landlord shall have the exclusive right to use all or any portion of the roof of the Building for any purposes.

16. LANDLORD'S REMEDIES UPON DEFAULT. Tenant shall be in default under this Lease if Tenant (i) fails to pay any installment of Base Rent, Additional Rent or other charges or money obligation to be paid by Tenant hereunder within five (5) days after the same shall become due (all of which monetary obligations of Tenant shall bear interest at the rate of twelve percent (12%) per annum from the date due until paid); provided, however, that Landlord shall not exercise its remedies with respect to the first two (2) monetary payments received after such five (5) day period in any Lease Year unless Tenant fails to cure such default within five (5) days after Landlord provides Tenant with written notice of such late payment; or (ii) defaults in the performance of any of the covenants, terms or provisions of this Lease (other than the payment, when due, of any of Tenant's monetary obligations hereunder) or any of the Rules and Regulations now or hereafter established by Landlord to govern the operation of this Building and fails to cure such default within thirty (30) days after written notice thereof from Landlord; provided, however, that, solely with respect to non-monetary defaults which cannot with due diligence and best efforts be cured within such thirty (30) day period if, within such thirty (30) day period Tenant commences and thereafter diligently pursues the cure of any such non-monetary default, the period of cure by Tenant shall be extended to effect a cure; or (iii) abandons the Premises or fails to keep the Premises continuously and uninterruptedly open for business; or (iv) files a voluntary petition in bankruptcy, or any similar petition seeking relief under any present or future federal, or other bankruptcy or insolvency statute or law; or if a proceeding under any present or future federal, state or other bankruptcy or insolvency statute or law shall be filed against Tenant or any asset of Tenant, and such proceeding shall not have been dismissed or vacated within thirty (30) days of the date of such filing; or (v) makes an assignment for the benefit of its creditors. Upon the occurrence of any of the above events, subject to any applicable notice and cure periods, Landlord, at its option, may pursue any one or more of the following remedies:

(a) Landlord, at its option, may at once, or at any time thereafter, terminate this Lease by written notice to Tenant, whereupon this Lease shall end. Upon such termination by Landlord, Tenant will at once surrender possession of the Premises to Landlord and remove all of Tenant's effects therefrom, and Landlord may forthwith re-enter the Premises and repossess itself thereof, and remove all persons and effects therefrom, using such force as may be necessary, without being guilty of trespass, forcible entry, detainer or other tort.

(b) Landlord may, without terminating this Lease, enter upon and take possession of the Premises and expel or remove Tenant and any other person who may be occupying the Premises or any part thereof, without being liable for prosecution or any claim for damages therefor, and, if Landlord so elects, make such alterations and repairs as, in Landlord's judgment, may be necessary to relet the Premises, and relet the Premises or any part thereof for such rent and for such period of time and subject to such terms and conditions as Landlord may deem advisable and receive the rent therefor. Upon each such reletting, the rent received by Landlord in respect of such reletting shall be applied first to the payment of any indebtedness other than rent due hereunder from Tenant to Landlord, including interest thereon; second, to the payment of any loss and expenses of such reletting, including brokerage fees, attorneys' fees and the cost of such alterations and repair; third, to the payment of rent due and unpaid hereunder, together with interest thereon as herein provided; and the residue, if any, shall be held by Landlord and applied in payment of future rent as the same may become due and payable hereunder. Tenant agrees to pay to Landlord, on demand, any deficiency that may arise by reason of such reletting. Notwithstanding any such reletting without termination, Landlord may at any time thereafter elect to terminate this Lease for such prior default.

(c) In the event Landlord shall re-enter the Premises and/or terminate this Lease in accordance with the provisions of this Article 16, Landlord may, in addition to any other remedy it may have, recover from Tenant all damages and expenses Landlord may suffer or incur by reason of Tenant's default hereunder, including without limitation, the cost of recovering the Premises and reasonable attorney fees. Tenant agrees that actual damages to Landlord resulting from Landlord's exercise of the remedies set forth in paragraphs (a) or (b) above, will be difficult to ascertain, and therefore, after a default of Tenant hereunder, Tenant shall also pay to Landlord "**Liquidated Damages**" for the failure of Tenant to observe and perform the covenants of this Lease, which at the election of Landlord, shall be either: (A) (x) the sum of (i) the minimum monthly rent, plus (ii) the Additional Rent payable hereunder for the month immediately preceding such failure to operate, re-entry or termination, less (z) the net amount, if any, of the rents collected on account of the lease or leases of the Premises for each month of the period which would otherwise have constituted the balance of the Term of this Lease, all of which

sums shall become due and payable by Tenant to Landlord upon the first day of each calendar month during the otherwise unexpired portion of the Term hereof; or (B) the whole of said Liquidated Damages calculated under clause (A) multiplied by the number of months then remaining in the Lease Term, discounted to present value at a rate of six percent (6%) per annum as of the date of termination or re-entry by Landlord; provided, however, that in the event Landlord shall relet the Premises and the rent received by Landlord in respect of such reletting together with the discounted Liquidated Damages paid by Tenant, less the costs and expenses incurred by Landlord in such reletting, shall exceed the rent reserved hereunder for that period which would otherwise have constituted the remainder of the Term hereof, then Landlord shall, upon the expiration of the period which would have constituted the Term of this Lease, refund to Tenant the lesser of the amount of such excess or the discounted Liquidated Damages theretofore paid by Tenant.

(d) If the rent agreed to be paid, including all other sums of money which under the provisions hereto are declared to be rent, shall be in arrears in whole or in part for five (5) or more days, Landlord may at its option (if such arrearage remains unpaid after ten (10) days written notice to Tenant) declare the tenancy hereunder converted into a tenancy from month to month, and upon giving written notice to Tenant of the exercise of such option, Landlord shall forthwith be entitled to all provisions of law relating to the summary eviction of monthly tenants in default in rent.

(e) Anything in this Lease to the contrary notwithstanding, in order to cover the extra expense involved in handling delinquent payments, Tenant shall pay a late charge in an amount equal to the greater of (i) five percent (5%) of any delinquent payment, or (ii) Two Hundred Fifty and No/100 Dollars ($250.00), when any installment of Base Rent (or any other amount as may be considered Additional Rent under this Lease) is paid more than five (5) days after the due date thereof, except that such late charge shall not apply to the first two (2) monetary payments received after such five (5) day period in any Lease Year, unless Tenant fails to cure such default within five (5) days after Landlord provides Tenant with written notice of such late payment. It is hereby understood that this charge is for extra expenses incurred by the Landlord in processing the delinquency.

(f) Intentionally Deleted.

(g) If, on more than two (2) occasions during the Term, checks delivered by Tenant to Landlord are not honored by Tenant's bank, then Landlord may, at its option, upon notice to Tenant, require that all future checks delivered in payment of amounts due under this Lease shall be in the form of either bank certified or bank cashier's checks, and Landlord shall not be obligated to accept any payment from Tenant which is not a certified or cashier's check. All bank service charges incurred by Landlord as a result of any dishonored checks delivered by Tenant to Landlord shall be reimbursed to Landlord by Tenant as Additional Rent.

(h) Pursuit of any of the foregoing remedies shall not preclude Landlord from pursuing any other remedies therein or at law or in equity provided, nor shall pursuit of any remedy by Landlord constitute a forfeiture or waiver of any rent due to Landlord hereunder or of any damages accruing to Landlord by reason of Tenant's violation of any of the covenants and provisions of this Lease. Tenant hereby waives any right to assert or maintain any counterclaims against Landlord in any action brought by Landlord to obtain possession of the Premises. No act of Landlord (including, without limitation, acts of maintenance, efforts to relet the Premises, or any other actions taken by Landlord or its agents to protect Landlord's interests under this Lease) other than a written notice of termination, shall terminate this Lease. The acceptance of keys to the Premises by Landlord, its agents, employees, contractors or other persons on Landlord's behalf shall not be deemed or constitute to effect a termination of this Lease unless such early termination is evidenced by a written instrument signed by Landlord. For avoidance of doubt, the previous sentence does not apply to the surrender of the Premises at the end of the Term of the Lease, and the acceptance of keys by Landlord at the end of the Term of the Lease shall constitute a surrender of Tenant's possession of the Premises. The receipt or acceptance of payments of Minimum Rent or Additional Rent by Landlord, its agents, employees, contractors or other persons on Landlord's behalf after Landlord has elected to terminate this Lease or reenter as provided in this Article 16 shall not be deemed or constitute to effect a cure by Tenant of any default, but shall be deemed to be payment on account with respect to Tenant's underlying obligations, and Landlord may accept such check without prejudice to any other rights or remedies which it may have against the Tenant.

17. INSURANCE.

(a) Subject to paragraph (g) of this Article 17, Tenant agrees to indemnify and save Landlord and Landlord's Managing Agent harmless from any and all liabilities, damages, causes of action, suits, claims, judgments, costs and expenses of any kind (including attorneys' fees): (i) relating to or arising from or in connection with the possession, use, occupancy, management, repair, maintenance or control of the Premises, or any portion thereof; (ii) arising from or in connection with any negligent act or omission of Tenant or Tenant's agents, employees or invitees; or (iii) resulting from any violation or injury to person or property or loss of life sustained in or about the Premises; provided, however, that the foregoing shall not be deemed to require that Tenant indemnify Landlord with respect to liabilities, damages, causes of action, suits, claims, judgments, costs and expenses of any kind (including attorneys' fees), to the extent caused by the negligence of Landlord or Landlord's partners, officers, directors, employees, and agents, or any default of Landlord under this Lease. To assure such indemnity, Tenant shall carry and keep in full force and effect at all times during the Term of this Lease for the protection of Landlord and Landlord's Managing Agent and Tenant herein, public liability and property damage insurance with combined single limits of not less than One Million Dollars ($1,000,000.00) per occurrence; with not less than a Two Million Dollar ($2,000,000.00) aggregate per location. If any act or omission of Tenant in violation of the provisions of this Lease alters the classification or increase the rate of insurance on the Building or the Property then Landlord's costs and expenses incurred with respect to curing any such default of Tenant, and any costs and expenses incurred by Landlord (including, without limitation, attorney fees) as a direct or indirect result of any default of Tenant (whether or not cured by Tenant) shall, upon demand, be paid for by Tenant as Additional Rent.

(b) Tenant shall be and remain liable for the maintenance, repair and replacement of all plate glass in the Premises with glass of like kind and quality. If requested by Landlord, Tenant shall keep the same insured under a policy of plate glass insurance.

(c) Tenant shall obtain and at all times during the Term hereof maintain, at its sole cost and expense, policies of insurance covering the Premises and any permanent alterations to the Premises made by Tenant or Landlord in accordance with this Lease (excluding only structural improvements and components required to be insured and maintained by Landlord) including, without limitation, decorative finishes, equipment, lighting or fixtures unique to Tenant's use of the Premises and any trade fixtures or other fixtures or property (including improvements which may not be removed by Tenant under the terms of this Lease), and all of Tenant's fixtures, equipment and inventory installed and/or located in the Premises, in an amount of not less than the full replacement cost of said items, with the classification "Fire and Extended Coverage" together with insurance against vandalism, malicious mischief, and sprinkler leakage or other sprinkler damage, equipment breakdown insurance, and any proceeds of such insurance so long as this Lease shall remain in effect, shall be used only to repair or replace the items so insured.

(d) Said public liability and property damage insurance policies and any other insurance policies carried by Tenant with respect to the Premises shall: (i) be issued in form acceptable to Landlord by good and solvent insurance companies, qualified to do business in the state in which the Premises is located and reasonably satisfactory to Landlord; (ii) be endorsed to name Landlord, Landlord's Managing Agent, Tenant and any other parties in interest from time to time designated in writing by notice from Landlord to Tenant as Additional Insureds; (iii) be written as primary policy coverage and not contributing either to or in excess of any coverage which Landlord may carry; (iv) provide for thirty (30) days prior written notice to Landlord of any cancellation or other expiration of such policy or any defaults or material changes thereunder; and (v) contain an express waiver of any right of subrogation by the insurance company against Landlord and Landlord's Managing Agent. Such insurance policies shall be obtained from an approved insurance company and Tenant shall deliver a copy of said policy or an original Certificate of Insurance to Landlord, before Tenant takes occupancy of the Premises, showing the same to be in full force and effect. Neither the issuance of any insurance policy required hereunder, nor the minimum limits specified herein with respect to Tenant's insurance coverage shall be deemed to limit or restrict in any way Tenant's liability arising under or out of this Lease. If, at any time during the Term, any type of insurance policy required by this Lease is no longer available, discontinued or generally considered outdated within the insurance industry,

then in lieu of such outdated policy, Landlord and Tenant shall maintain the new type of policy replacing and most comparable to such outdated policy.

(e) In addition to the indemnity and insurance provision stipulated in this Article 17, the Tenant shall also obtain and at all times during the Term of this Lease maintain the following additional insurance of the type marked below with an "X:"

X Gradual Pollution and/or Contamination Liability

________ Umbrella Liability in Limits of Not Less Than Two Million Dollars ($2,000,000.00).

(f) Except in the event of Tenant's negligence or willful misconduct, subject to paragraph (g) of this Article 17, Landlord will defend (with counsel selected by Landlord) and indemnify Tenant and save it harmless from and against any and all claims, actions, damages, liability, expense, and costs incurred by Tenant (including, without limitation, attorneys' fees), in connection with loss of life, personal injury and/or damage to property of third parties: (i) arising from or out of the Common Areas of the Property and the Building, occasioned by any negligent act or omission of Landlord, or (ii) arising from or in connection with any negligent act or omission of Landlord or Landlord's agents or employees.

(g) To the extent permitted by law, each of Landlord and Tenant hereby releases the other, to the extent of all insurance carried (or required to be carried) by each party under the terms of this Lease, from liability for any loss or damage to the Premises caused by fire or other of the extended casualties insured against; provided, however, that this release shall be in force and effect only with respect to loss or damage occurring during such time as the releasing party's insurance policy contains a clause or clauses which provides that: (i) the insurance company waives subrogation or consents to a waiver of right of recovery, and (ii) such waiver of subrogation or consent to a waiver of a right of recovery does not adversely affect or prejudice said policy or the releasing party's right of full recovery thereunder. If a party advises the other party that a clause of the type described in this paragraph is (i) not obtainable, or (ii) only obtainable at additional cost, then such party shall not be obligated to obtain a waiver; provided, however, that with respect to an inability to obtain a waiver due to the imposition of additional cost, the party shall promptly notify the other party of the amount of such additional cost and, if the party desiring that the other party obtain a waiver agrees in writing to pay the additional cost of obtaining the waiver, then, upon receipt of such payment, that party shall obtain a waiver of subrogation for the benefit of the other party, as described above. To the extent that Tenant is permitted to self-insure as to its property located in the Premises, Tenant will nevertheless be deemed to be insured for such property for the purposes of this paragraph (g).

18. PROPERTY AT TENANT'S RISK. It is understood and agreed that all personal property in the Premises, of whatever nature, whether owned by Tenant or any other person, shall be and remain at Tenant's sole risk and Landlord shall not assume any liability or be liable for any damage to or loss of such personal property, arising from the bursting, overflowing, or leaking of the roof or of water or sewer pipes, or from heating or plumbing fixtures or from the handling of electric wires or fixtures or from any other cause whatsoever.

19. ASSIGNMENT; SUBLETTING.

(a) Neither Tenant, nor any of its permitted successors or assigns, shall transfer, assign, mortgage, encumber, or, by operation of law or otherwise, pledge, hypothecate, or assign all or any of its interest in this Lease, or sublet or permit the Premises, or any part thereof, to be used by others, including, but not by way of limitation, licensees of Tenant, without the prior written consent of Landlord, in each instance, which consent Landlord shall not unreasonably withhold, condition, or delay if the requirements of this Article 19 and the requirements and conditions set forth in other provisions of this Lease are fully complied with. Any such subletting or assignment shall be referred to as a "**Transfer**," and the person to whom Tenant's interest is transferred shall be referred to as a "**Transferee**."

(b) Except as otherwise provided herein, the prohibition against any Transfer without the prior written consent of Landlord (not to be unreasonably withheld, conditioned, or delayed) shall apply, without limitation, to the following

circumstances, each of which shall be deemed a Transfer: (i) if Tenant or any guarantor of this Lease is a corporation (other than a corporation, the outstanding voting stock of which is listed on a "national securities exchange," as defined in the Securities Exchange Act of 1934), and if shares of such corporation are transferred by sale, assignment, bequest, inheritance, operation of law or otherwise (including, without limitation, a transfer to or by a receiver or trustee in federal or state bankruptcy, insolvency or other proceeding), so as to result in or make possible a change in the present control of such corporation; (ii) if Tenant or any guarantor of this Lease is a partnership, any change in control or ownership of such partnership; (iii) any transfer by sale, assignment, bequest, inheritance, operation of law or other disposition of all or substantially all of the assets of Tenant or any guarantor which results in or makes possible a change in the present control of the business of Tenant or any such guarantor; (iv) any other change in ownership of Tenant, any guarantor of this Lease or the business operated by Tenant; or (v) any subletting or assignment which occurs by operation of law, merger, consolidation, or reorganization or any change of Tenant's corporate or proprietary structure. In no event may Tenant assign this Lease, or sublease the Leased Premises, if Tenant is in default under this Lease.

(c) In the event that Tenant desires to effect a Transfer hereunder, Tenant shall give Landlord written notice (the "**Transfer Notice**") thereof. To be effective, the Transfer Notice shall be accompanied by Tenant's check, payable to the order of Landlord, or Landlord's Agent, in an amount equal to One Thousand and No/100 Dollars ($1,000.00) to compensate Landlord for the cost of reviewing the proposed Transfer and specify the proposed Transferee, and the proposed terms of the Transfer, and contain such information about the proposed Transferee, its experience, its financial situation, its methods of operation, and its impact on the Building, as a prudent businessman would require in making the Transfer decision. Within forty-five (45) days of the receipt of the Transfer Notice, Landlord shall, by written notice to Tenant, elect: (i) to permit the proposed Transfer; or (ii) to deny consent to the proposed Transfer, in which event Tenant shall continue to occupy the Lease Premises and comply with all of the terms and conditions hereof. In the event that Landlord fails to give Tenant written notice of its election hereunder within the specified forty-five (45) day period, Landlord shall be deemed to have denied its consent to the proposed Transfer.

(d) If this Lease is transferred, the permitted Transferee shall assume by written instrument all of Tenant's obligations under the Lease and such Transferee, at least thirty (30) days prior to the effective date of the permitted Transfer, shall deliver to Landlord the proposed sublease, assignment and assumption agreement or other instrument evidencing the Transfer and the Transferee's undertaking of Tenant's obligations under the Lease. All of such documents shall be subject to Landlord's prior written approval, not to be unreasonably withheld, conditioned, or delayed. In the event of a permitted Transfer, Tenant shall continue to be liable hereunder, and shall not be released from performance hereunder. Following a permitted Transfer of this Lease, Landlord shall be required to send the named Tenant any notice of default by the approved Transferee.

(e) Any Transfer without Landlord's consent, whether as a result of any act or omission of Tenant, or by operation of law or otherwise, shall not be binding upon Landlord, and shall confer no rights upon any third person. Each such unpermitted Transfer shall, without notice or grace period of any kind, constitute a default by Tenant under this Lease. Consent by Landlord to any one Transfer shall not constitute a waiver of the requirement for consent to any other Transfer. No reference in this Lease to assignees, subtenants or licensees shall be deemed to be a consent by Landlord to the occupancy of the Leased Premises by any such assignee, subtenant or licensee. If Tenant's interest in this Lease is assigned, whether or not in violation of the provisions of this Article 19, Landlord may collect rent from the assignee. If the Premises, or any part thereof, are sublet to, or occupied or used by any person or entity other than Tenant, whether or not in violation of the Article 19, Landlord may collect rent from the subtenant, user or occupant. In either case, Landlord shall apply the amount collected to the Basic Rent and Additional Rent payable under this Lease, but neither any such assignment, subletting, occupancy or use, whether with or without Landlord's prior consent, nor any such collection or application shall be deemed to create any privity between Landlord and any subtenant or to be a waiver of any term, covenant or condition of this Lease or the acceptance by Landlord of such assignee, subtenant, occupant or user as Tenant. The listing of any name other than that of Tenant on any door of the Premises or of the Premises or on any directory in the Building, or otherwise, shall not operate to vest in the person or entity so named any right or interest in this Lease or in the Premises or be deemed to constitute, or serve as a substitute for, any prior consent of Landlord required under this Article 19, and it is understood that

any such listing shall constitute a privilege extended by Landlord which shall be revocable at Landlord's will by notice to Tenant. Neither an assignment of Tenant's interest in this Lease, nor a subletting, occupancy or use of the Premises or any part thereof by any person or entity other than Tenant, nor the collection of rent by Landlord from any person or entity other than Tenant as provided in this Article 19, nor the collection of rent by Landlord from any person or entity other than Tenant as provided in this Article 19, nor the application of any such rent as provided in this Article 19 shall, in any circumstances, relieve Tenant from its obligation fully to observe and perform the terms, covenants and conditions of this Lease on Tenant's part to be observed and performed. For any period during which Tenant is in default hereunder, Tenant hereby authorizes each such subtenant to pay said rent directly to Landlord upon the subtenant's receipt of notice from Landlord specifying same. Landlord's collection of such rent shall not be construed as an acceptance of such subtenant as the tenant under this Lease. Each sublease is subject to the condition that if the Lease Term is terminated as a result of Tenant's default or if Landlord succeeds to Tenant's interest in the Premises by voluntary surrender or otherwise, at Landlord's option (but expressly without any obligation to so elect) the subtenant shall be bound to Landlord for the balance of the term of such sublease and shall attorn to and recognize Landlord as its landlord under the terms of such sublease.

(f) Notwithstanding anything set forth in this Article 19 to the contrary, if Tenant fully complies with the requirements and conditions of this Article 19 and other provisions of this Lease, Tenant may Transfer this Lease without Landlord's consent and without the payment of any associated fees described in paragraph (c) above, if Landlord is advised of any such Transfer within thirty (30) days after any such Transfer occurs, to (i) Tenant's parent or subsidiary entity or to an entity under common ownership with and controlled by the same persons who control Tenant, or (ii) any party which acquires substantially all of the assets of Tenant, or (iii) to an entity into which Tenant merges or consolidates; provided, however, that in each such event, (1) such assignee shall assume in writing all of Tenant's obligations under this Lease; and (2) Tenant continues to remain liable under this Lease for the performance of all of the terms contained herein including but not limited to, the payment of Base Rent, Annual Operating Costs and all Additional Rent due under this Lease; provided, however, that the provisions of this paragraph shall not permit a Transfer in the event that Tenant is acquired by another entity and becomes a subsidiary thereof, (x) unless Tenant continues to be operated as a separately identified company, substantially in the same manner as before such acquisition, or (y) if, after such acquisition, or as a result thereof, Tenant's net worth will decline by ten percent (10%) or more, unless in either of such cases, the parent of the party acquiring Tenant agrees to guaranty Tenant's obligations under this Lease. The liability of any Guarantor of this Lease shall not be affected as a result of any assignment permitted under this paragraph (f). In no event shall Tenant be permitted to use a series of one or more assignments to "spin-off" this Lease as an independent asset separate and apart from the balance of Tenant's other leases. As an example of the foregoing, Tenant shall not assign this Lease to an affiliate corporation or entity whose assets consist solely of this Lease and the rights granted herein and thereafter sell or transfer the stock of such affiliate corporation or entity to an unrelated third party, the result of what would otherwise be two independent assignments would become a transfer of this Lease to an independent third party. Any such transfer is prohibited by the terms of this Article 19.

(g) If any sublease provides that the subtenant is to pay any amount in excess of the rent and other charges due under this Lease, then whether such excess is in the form of an increased monthly or annual rental, a lump sum payment, payment for the sale, transfer or lease of Tenant's fixtures, leasehold improvements, furniture, and other personal property, or any other form (and if the subleased space does not constitute the entire Premises, the existence of such excess shall be determined on a pro-rata basis), Tenant shall pay to Landlord fifty percent (50%) any such excess as Additional Rent no later than ten (10) days after Tenant's receipt thereof.

20. SIGNS. No sign, advertisement or notice shall be inscribed, painted, affixed or displayed on the windows or exterior walls of the Premises or on any public area of the Building, except the directories and the office doors, and then only in such places, numbers, sizes, color and style as are approved by Landlord and which conform to all applicable laws and/or ordinances. Any and all permitted signs shall be installed and maintained by Landlord at Tenant's sole expense. During the period of six months prior to the expiration of this Lease or any renewal thereof, Landlord shall have the right to display on the exterior of the Premises a sign advertising the space as available "For Rent." Notwithstanding the aforesaid, but subject to all applicable laws and/or ordinances, Tenant may install, at Tenant's sole cost and expense, a building standard monument sign in the location set forth on **Exhibit D-2**, and/or two (2) identification signs on the façade of the Building,

above the Premises (collectively, the "**Exterior Signs**"), under the following terms and conditions: (i) the Exterior Signs shall conform to Landlord's Sign Criteria attached as **Exhibit D-1** hereto; (ii) the exact size and location of, and all plans and specifications for, the Exterior Signs shall be subject to the reasonable approval of Landlord, which approval shall not be unreasonably withheld, conditioned, or delayed; and (iii) Tenant shall, at Tenant's sole cost and expense, repair, replace and maintain the Exterior Signs, in good condition, consistent with general construction standards; and (iv) Tenant shall obtain, at Tenant's sole cost and expense, all permits and approvals for the installation of the Exterior Signs, but neither Tenant nor Landlord shall obtain any variance or waiver of any governmental requirements if any such variance or waiver would reduce or otherwise adversely affect the ability of Landlord or other tenants of the Building to install or replace signs which would be permitted but for any variance or waiver of any governmental requirements obtained for the Exterior Signs.

21. RULES AND REGULATIONS. Tenant shall at all times comply with the rules and regulations set forth on **Exhibit B** attached hereto, and with any additions thereto and modifications thereof adopted from time to time by Landlord, and each such rule or regulation shall be deemed to be a covenant of this Lease to be performed and observed by Tenant. In the event of any conflict between these Rules and Regulations and the terms and provisions of the Lease, the latter shall control the resolution of such conflict.

22. PARKING. Landlord grants Tenant the non-exclusive, unassigned, right to use the parking area or areas designated by the Landlord from time to time. Tenant hereby agrees to comply with all traffic and parking rules and regulations imposed by Landlord from time to time. Tenant shall have the right to parking spaces at a ratio of three and one-half per one thousand (3.5/1,000) square feet of its Premises. Out of this parking ratio, Landlord shall designate twenty (20) spaces as reserved for Tenant's use. Landlord shall have no obligation to monitor or enforce such reserved parking spaces.

23. LANDLORD ACCESS. Upon at least forty-eight (48) hours prior written notice, which notice may be by electronic mail, except for (iv) below, in which case, notice may be telephonic or by electronic mail, and during normal business hours (except in cases of emergency), Landlord shall have the right to enter upon the Premises for purposes of (i) during the period of twelve (12) months prior to the expiration of this Lease or any renewal thereof, showing the Premises to prospective tenants; (ii) during the period of twelve (12) months prior to the expiration of this Lease, or any renewal thereof, to post the Premises with "For Rent" or other offering signs, as Landlord may deem reasonably appropriate; (iii) to exhibit the same to prospective purchasers or mortgagees; and (iv) to inspect the Premises to see that Tenant is complying with all its obligations hereunder, or to make required repairs. Notwithstanding anything herein to the contrary, Landlord acknowledges that the Premises contain information of Tenant that may be confidential or subject to trade secret protection. Accordingly, Tenant may request that identification from prospective tenants, prospective purchasers, and other third parties seeking access to the Premises (except with regards to maintenance and repairs) be provided to Tenant forty-eight (48) hours prior to entry in the Premises, and Tenant reserves the right to prevent such parties from entering specific portions of the Premises if, in Tenant's good faith opinion, such entry into such portions of the Premises would unreasonably jeopardize Tenant's confidential information or trade secrets.

24. SUBORDINATION.

(a) This Lease is subject and subordinate to the lien of any ground leases and to all mortgages, deeds of trust or deeds to secure debt which may now or hereafter affect or encumber the Building or the real property of which the Premises form any part, and to all renewals, modifications, consolidations, replacements or extensions thereof. This Article 24 shall be self-operative and no further instrument of subordination shall be required. In confirmation of any such subordination, Tenant shall execute within ten (10) days after receipt, any certificate that Landlord may reasonably so request. No foreclosing lender nor any purchaser at foreclosure shall be liable for any defaults (including defaults of a continuing nature) by any prior landlord, or for the return of any security deposit; Tenant covenants and agrees to attorn to Landlord or to any successor to Landlord's interest in the Premises, whether by sale, foreclosure or otherwise.

(b) Notwithstanding the foregoing, in the event any ground lessor, mortgagee or the holder of any deed of trust or deed to secure debt shall elect to make the lien of this Lease prior to the lien of its ground lease or mortgage, then, upon

such party giving Tenant written notice to such effect at any time prior to the commencement of foreclosure by filing a notice thereof for record among the land records, this Lease shall be deemed to be prior in lien to the lien of such ground lease or mortgage, whether dated prior or subsequent thereto.

(c) Landlord will use reasonable efforts to obtain a non-disturbance agreement for Tenant's benefit from the lender holding the mortgage lien on the Property as of the Lease Date (the "**Lender**"). The non-disturbance agreement shall be on the Lender's approved form, in substantively the same form that is attached to this Lease as **Exhibit H**, and Tenant shall pay to Landlord, as Additional Rent, all fees, costs and expenses charged to Landlord by the Lender in connection with the Lender's review of this Lease and negotiation or review of the non-disturbance agreement including, without limitation, the Lender's legal fees. Upon request of Tenant, Landlord will also use reasonable efforts to obtain a non-disturbance agreement for Tenant's benefit from future lenders holding a mortgage lien on the Property (a "**Future Lender**"). The non-disturbance agreement shall be on the Future Lender's approved form, and Tenant shall pay to Landlord, as Additional Rent, all fees, costs and expenses charged to Landlord by the Future Lender in connection with the Lender's review of this Lease and negotiation or review of the non-disturbance agreement including, without limitation, the Future Lender's legal fees.

25. MORTGAGEE PROTECTION. Tenant agrees to give any Mortgagees and/or Trust Deed Holders, by Registered Mail, a copy of any Notice of Default served upon Landlord, provided that prior to such notice, Tenant has been notified, in writing, (by way of Notice of Assignment of Rents and Leases, or otherwise) of the address of such Mortgagees and/or Trust Deed Holders. Tenant further agrees that if Landlord shall have failed to cure such default within the time provided for in this Lease, then the Mortgagees and/or Trust Deed Holders shall have an additional thirty (30) days within which to cure such default or if such default cannot be cured within that time, then such additional time as may be necessary if within such thirty (30) days, any Mortgagee and/or Trust Deed Holder has commenced and is diligently pursuing the remedies necessary to cure such default (including but not limited to commencement of foreclosure proceedings, if necessary to effect such cure), in which event this Lease shall not be terminated while such remedies are being so diligently pursued. Tenant agrees that in the event of the sale of the Property, by foreclosure or deed in lieu thereof, the purchaser at such sale shall only be responsible for the return of any Security Deposit paid by Tenant to Landlord in connection with this Lease to the extent that such purchaser actually receives such Security Deposit.

26. CONSTRUCTION OF TENANT IMPROVEMENTS. Tenant shall construct the Premises in accordance with plans and specifications approved by Landlord (such approval not to be unreasonably withheld, conditioned, or delayed) and otherwise in accordance with Article 9 of the Lease (collectively, "**Tenant's Work**"). Tenant shall have the option to employ a general contractor of its choice for Tenant's Work. The general contractor shall be licensed in the State of Maryland and reasonably acceptable to Landlord. There will be no construction management fee due to Landlord for oversight, design, or construction of Tenant's Work. Tenant may utilize Landlord's Contribution (as defined in Article 53 below) for interior improvements within the Premises, wall insulation and vapor barrier, electric service and consolidation, and replacing and consolidating any HVAC units, installation of exterior wall insulation, and installation of a sill and drywall below the windows. Notwithstanding anything herein to the contrary, when Tenant undertakes work on an exterior wall below the windows, it shall install exterior wall insulation and install a sill and drywall below the windows (collectively, the "**Wall Work**", which, for the avoidance of doubt, is expressly recognized as a component of "**Tenant's Work**"). Any HVAC units not utilized by Tenant may be relocated by Landlord at its sole discretion. Tenant shall have the right to consolidate HVAC into more centralized units and reduce number of electrical meters to the Building, as permitted by code. Landlord acknowledges that Tenant's Work will be phased over several years and that Landlord's Contribution shall be available to Tenant upon the Lease Date. Landlord acknowledges that Tenant has Seventy-Six Thousand Seven Hundred Fifty-Two and 95/100 Dollars ($76,752.95) (the "**Existing Lease Contribution**") remaining for Landlord's contribution for work in the premises under the Existing Lease. Tenant must spend the Existing Lease Contribution before April 1, 2020. In the event Tenant fails to spend the Existing Lease Contribution and properly seek reimbursement of it from Landlord pursuant to the terms of the Existing Lease by April 1, 2020, then Tenant shall no longer have the right to such Existing Lease Contribution. Except as otherwise expressly provided for herein, Tenant shall not be required to remove Tenant's Work from the Premises at the end of the Term. In performing Tenant's Work or any other alteration to the Premises, Tenant will comply with, or require its contractors and subcontractors to comply with, the construction rules and regulations

attached hereto as **Exhibit G.**

27. HOLD-OVER; SURRENDER OF PREMISES. If Tenant shall not immediately surrender the Premises the day after the end of the Term hereby created, then Tenant shall, by virtue of this agreement, become, at Landlord's option, either (a) a tenant at sufferance, or (b) a tenant from month-to-month. In either of such events, rent shall be payable at a monthly or daily rate, as the case may be, of one hundred fifty percent (150%) of the Base Rent and one hundred percent (100%) of the Additional Rent payable by Tenant immediately prior to the expiration or termination of the Term, with said tenancy to commence on the first day after the end of the Term above demised; and said tenancy shall be subject to all of the conditions and covenants of this Lease insofar as such covenants and conditions are applicable thereto. Nothing contained in this Lease shall be construed as a consent by Landlord to the occupancy or possession of the Premises after the expiration of the Term of this Lease. If Landlord fails to make an election under clause (a) or (b) within ten (10) days after the expiration or termination of the Term, the hold-over tenancy shall be deemed to be a tenancy from month-to-month. If Tenant holds over as a month-to-month tenant, each party hereto shall give to the other at least thirty (30) days written notice to quit the Premises (any right to a longer notice period being hereby expressly waived), except in the event of non-payment of rent in advance or of the other Additional Rents provided for herein when due, or of the breach of any other covenant by the said Tenant, in which event Tenant shall not be entitled to any notice to quit, the usual thirty (30) days' notice to quit being expressly waived; provided, however, that in the event Tenant shall hold-over after expiration of the Term hereby created, and if Landlord shall desire to regain possession of said Premises promptly at the expiration of the Term aforesaid, then at any time prior to the date Landlord makes (or is deemed to have made) its election under clause (b) of this Article 27, Landlord at its option, may re-enter and take possession of the Premises forthwith, by any legal action or process in force in the state in which the Premises is located; provided, however, that if Landlord has accepted rent for any period beyond the expiration of the Term and Tenant is not then in default under any of the provisions of this Lease, Landlord shall promptly refund to Tenant an amount equal to any excess rental received by Landlord with respect to any period after Landlord exercises its right to re-enter the Premises under this Article 27. At the expiration of or earlier termination of the Term of this Lease, Tenant shall peacefully surrender the Premises to Landlord, in condition required under paragraph (a) of Article 9 of this Lease, ordinary wear and tear excepted to the extent the Premises is not required to be repaired and/or maintained by Tenant. Tenant shall surrender all keys for the Premises to Landlord and shall notify Landlord in writing of all combinations of locks, safes, and vaults, if any in the Premises. If the Premises are not surrendered as and when aforesaid, Tenant shall indemnify and hold Landlord harmless from and against all claims, loss or liability (direct, indirect, foreseeable or unforeseeable) resulting from the delay by Tenant in surrendering the Premises including, without limitation, any claims made by any succeeding occupant based upon Landlord's inability to deliver the Premises to any such succeeding occupant. Tenant shall comply with the provisions of Article 9 hereof respecting Tenant's Property. Tenant's obligations to observe and perform the covenants set forth in this Article 27 shall survive the expiration or earlier termination of this Lease.

28. ESTOPPEL CERTIFICATES.

(a) Tenant agrees, at any time and from time to time, upon not less than twenty (20) days prior written notice by Landlord, to execute, acknowledge and deliver to Landlord or to such person(s) as may be designated by Landlord, a statement in writing (i) certifying that Tenant is in possession of the Premises, has unconditionally accepted the same and is currently paying the rents reserved hereunder, (ii) certifying that this Lease is unmodified and in full force and effect (or if there have been modifications, that the Lease is in full force and effect as modified and stating the modifications), (iii) stating the Rent Commencement Date and the dates to which the rent and other charges hereunder have been paid by Tenant and (iv) stating whether or not to the best knowledge of Tenant, Landlord is in default in the performance of any covenant, agreement or condition contained in this Lease, and, if so, specifying each such default of which notices to Landlord should be sent. Any such statement delivered pursuant hereto may be relied upon by any owner, prospective purchaser, mortgagee or prospective mortgagee of the Building or of Landlord's interest therein, or any prospective assignee of any such mortgagee.

(b) Landlord agrees, at any time and from time to time, within twenty (20) days' after receipt of written notice from Tenant, to execute, acknowledge, and deliver to Tenant, or to such person(s) as may be designated by Tenant, a

statement in writing: (i) certifying that this Lease is unmodified and in full force and effect (or, if there have been modifications, that this Lease is in full force and effect, as modified, and such modifications stated), (ii) stating the dates which the rent and other charges due hereunder have been paid by Tenant, and (iii) stating whether or not, to the best of Landlord's knowledge, Tenant is in default in the performance of any covenant, agreement, or condition contained in this Lease, and, if so, specifying each such default of which notice to Landlord should be sent.

29. QUIET ENJOYMENT. Landlord warrants that it has the right to make this Lease for the Term aforesaid and that it will put Tenant into complete and exclusive possession of the Premises. Landlord covenants that if Tenant pays the rent and all other charges provided for herein, performs all of its obligations provided for hereunder and observes all of the other provisions hereof, Tenant shall at all times during the Term hereof peaceably and quietly have, hold and enjoy the Premises, without any interruption or disturbance from Landlord, or anyone claiming through or under Landlord, subject to the terms hereof.

30. INTENTIONALLY DELETED.

31. MODIFICATIONS DUE TO FINANCING. If, in connection with obtaining temporary or permanent financing for the Building or the land upon which the Building is located, any such lender shall request reasonable modifications of this Lease as a condition to such financing, Tenant agrees that Tenant will not unreasonably withhold, delay or defer the execution of any agreement of modification of this Lease provided such modifications do not increase the financial obligations of Tenant hereunder, materially increase other obligations of Tenant, or materially adversely affect the leasehold interest hereby created or Tenant's reasonable use and enjoyment of the Premises.

32. ATTORNEYS. The non-prevailing party shall reimburse the prevailing party upon demand for any costs or expenses, including attorney fees, incurred in connection with the enforcement of obligations hereunder. So long as Landlord is the prevailing party pursuing to the preceding sentence, any and all costs or expenses incurred by Landlord pursuant to the provisions of this Article 32 hereof shall be considered as Additional Rent hereunder. Landlord and Tenant each acknowledge that they have engaged counsel in connection with the negotiation of this Lease.

33. NOTICES. All notices, rent or other payments required or desired to be given hereunder by either party to the other shall be sent by first class mail, postage prepaid, or by a reputable commercial messenger service, except that notices of default and notices related to the exercise of options or other rights under this Lease shall be sent by certified mail, return receipt requested or by a receipted overnight commercial messenger service (such as Federal Express, UPS, or DHL) for delivery on the next following business day. Notice of any matter given orally, by telephone, facsimile, email or in any form other than as provided in this Article 33 shall be of no force or effect, and shall not be binding on the intended recipient unless the intended recipient, at its option and without any obligation to do so, sends the party sending such communication a notice in accordance with this Article 33 accepting receipt of such non-conforming notice and waiving the requirements of this Article 33. Consent by Landlord to any non-conforming notice shall not constitute a waiver of the requirements of this Article 33 with respect to any subsequent notice or notices. Notices sent by mail shall be deemed to be received on the date of actual receipt by the recipient or on the date delivery is refused. Notices sent by a receipted overnight commercial messenger service shall be deemed received on the next business day after depositing with such delivery service. Notices to the respective parties, and any amounts required to be paid hereunder, shall be addressed and sent as follows:

If to Landlord:

Notices and Correspondence:
Windham Management Company
Attention: Legal Department
7501 Wisconsin Avenue, Suite 1500E
Bethesda, Maryland 20814
Main Phone: (301) 986-6000

Rent, Payments, Etc.:
Saul Holdings Limited Partnership
PO Box 38042
Baltimore, Maryland 21297-8042

If to Tenant:

GeneDX, Inc.
Attention: Director of Administrative Operations
207 Perry Parkway
Gaithersburg, Maryland (MD) 20877
Main Phone: (301) 519-2100

With a courtesy copy to:

Genova Burns
Attention: Matthew Kertz, Esq.
494 Broad Street
Newark, New Jersey (NJ) 07102
Main Phone: (973) 533-0777

If to Guarantor:

Bio-Reference Laboratories, Inc.
Attention: Legal Department
481 Edward H. Ross Drive
Elwood Park, New Jersey (NJ) 07407
Main Phone: (201) 791-2600

With a courtesy copy to:

Genova Burns
Attention: Matthew Kertz, Esq.
494 Broad Street
Newark, New Jersey (NJ) 07102
Main Phone: (973) 533-0777

Either party may designate a substitute address, from time to time, by notice in writing sent in accordance with the provisions of this Article 33.

34. APPLICABLE LAW. This Lease shall be construed under the laws of the State in which the Premises is located.

35. NO RESERVATION. The submission of this Lease for examination does not constitute a reservation of or option for the Premises, and this Lease becomes effective only upon execution and delivery thereof by Landlord. Neither party shall have any legal obligation to the other in the event that the Lease contemplated herein is not consummated for any reason. Discussions between the parties respecting the proposed Lease described herein, shall not serve as a basis for a claim against either party or any officer, director or agent of either party.

36. PARTIES; ASSIGNS AND SUCCESSORS. Feminine or neuter pronouns may be substituted for those of the masculine form, and the plural may be substituted for the singular number, in any place or places herein in which the context may require such substitution or substitutions. The term "Landlord" as used in this Lease, means only the owner for the time being of the Landlord's interest in this Lease; and, in the event of the sale, assignment or transfer by such owner of the Landlord's interest in this Lease, such owner shall thereupon be released and discharged of all covenants and obligations of Landlord hereunder thereafter accruing. Except as provided in the preceding sentence, all of the covenants, agreements, terms, conditions, provisions and undertakings in this Lease shall inure to the benefit of, and shall extend to and be binding upon, the parties hereto and their respective heirs, executors, legal representatives, successors and assigns, to the same extent as if they were in every case named and expressed. If two or more individuals, corporations, partnerships or other business associations (or any combination of two or more thereof) shall sign this Lease as Tenant, the liability of each such individual, corporation, partnership or other business association to pay rent and perform all other obligations hereunder shall be deemed to be joint and several and any notice required or permitted by the terms of this Lease may be given by or to any one thereof, and shall have the same force and effect as if given by or to all thereof. In like manner, if the Tenant named in this Lease shall be a partnership or other business association, the members of which are, by virtue or statute or general law, subject to personal liability, the liability of each such member shall be joint and several. Nothing in this Lease shall be deemed to create any right in any person or entity not a party hereto, no such person or entity shall be deemed a third party beneficiary under this Lease, and no such person or entity shall have the right, by virtue of this Lease, to enforce such rights or to enjoin any actual or threatened violation of such rights by either party to this Lease.

37. SEVERABILITY. If any term, covenant or condition of this Lease or the application thereof to any person or circumstance shall to any extent be held invalid or unenforceable, the remainder of this Lease or the application of such term, covenant or condition to persons or circumstances other than those as to which it is held or unenforceable, shall not

be affected thereby and each term, covenant and condition of this Lease shall be valid and enforced to the fullest extent permitted by law.

38. RENT TAX. If applicable in the jurisdiction where the Premises are situated, Tenant shall pay and be liable for all rental, sales and use taxes or other similar taxes, if any, levied or imposed by any City, State, County or other governmental body having authority, such payments to be in addition to all other payments required to be paid to Landlord by Tenant under the terms of this Lease. Any such payments shall be paid concurrently with the payment of the rent upon which the tax is based as set forth above.

39. ACTS OF GOD/FORCE MAJEURE. If either party shall be prevented or delayed from promptly performing any non-monetary obligation or satisfying any non-monetary condition under this Lease by strike, lockout, labor dispute, inability to obtain labor or materials or reasonable substitutes therefore, act of God, governmental restriction, regulation, or control, enemy or hostile government action, civil commotion, insurrection, sabotage, fire or other casualty, or any other condition beyond the reasonable control of such party, then the time to perform such obligation or satisfy such condition shall be extended by an amount of time equal to the delay caused by such event. Notwithstanding the foregoing, lack of funds or causes resulting from lack of funds shall not be deemed to be a cause beyond the control of either party, and the provisions of this Article 39 shall not operate to excuse either party from the prompt payment of any monies required by this Lease.

40. LANDLORD'S LIABILITY. Tenant agrees that Landlord shall have no personal liability with respect to any of the provisions of this Lease and Tenant shall look solely to the estate and property of Landlord in the land and buildings, including insurance and condemnation proceeds related thereto, comprising the Property of which the Premises form a part for the satisfaction of Tenant's remedies, including, without limitation, the collection of any judgment or the enforcement of any other judicial process requiring the payment or expenditure of money by Landlord, subject, however, to the prior rights of any holder of any Mortgage covering all or part of the Property, and no other assets of Landlord shall be subject to levy, execution or other judicial process for the satisfaction of Tenant's claim and, in the event Tenant obtains a judgment against Landlord, the judgment docket shall be so noted. This Section shall inure to the benefit of Landlord's successors and assigns and their respective principals.

41. REMEDIES CUMULATIVE; NO WAIVER. All rights and remedies given herein and/or by law or in equity to each party are separate, distinct and cumulative, and no one of them, whether exercised by a party or not, shall be deemed to be in exclusion of any of the others. No failure of a party to exercise any power given to it hereunder, or to insist upon strict compliance by the other party with its obligations hereunder, and no custom or practice of the parties at variance with the terms hereof shall constitute a waiver of either party of its right to demand exact compliance with the terms hereof.

42. MODIFICATION. This writing is intended by the parties as the final expression of their agreement and as a complete and exclusive statement of the terms thereof, all negotiations, considerations and representations between the parties having been incorporated herein. No course of prior dealings between the parties or their affiliates shall be relevant or admissible to supplement, explain or vary any of the terms of this Lease. Acceptance of, or acquiescence in, a course of performance rendered under this or any prior agreement between the parties or their affiliates shall not be relevant or admissible to determine the meaning of any of the terms of this Lease. No representations, understandings or agreements have been made or relied upon in the making of this Lease other than those specifically set forth herein. This Lease can only be modified by a written agreement signed by all of the parties hereto or their duly authorized agents.

If drafts of this Lease or other communications between the parties were sent by email or other electronic methods, then the following additional provisions shall also apply: (i) any typewritten signature included with any e-mail or any document attached to any email is not an electronic signature within the meaning of Electronic Signatures in Global and National Commerce Act or any other law of similar import, including without limitation, the Uniform Electronic Transactions Act ("**UETA**"), as the same may be enacted in any State, (ii) any transmission of this Lease is not intended as an "electronic signature" to a "record" of such transaction (as those terms are defined under UETA); instead, it is Landlord's

intention that a record of such transaction shall be created only upon manually-affixed original signatures on an original Lease document, and (iii) the final, definitive version of this Lease shall be created by Landlord (the "**Final Draft**"), and Tenant authorizes Landlord to affix to the Final Draft the original, manually executed signature pages attached by Tenant to the executed document submitted by Tenant to Landlord.

43. WAIVERS. Landlord and Tenant each hereby waives all right to trial by jury in any claim, action, proceeding or counterclaim by either party against the other on any matters arising out of or in any way connected with this Lease, the relationship of Landlord and Tenant and/or Tenant's use or occupancy of the Premises. Tenant hereby expressly waives (to the extent legally permissible) for itself and all persons claiming by, through or under it, any right of redemption or right for the restoration of the operation of this Lease under any present or future law in case Tenant shall be dispossessed for any cause, or in case Landlord shall obtain possession of the Premises as provided in this Lease. Tenant understands that the Premises are leased exclusively for business, commercial and mercantile purposes and therefore shall not be redeemable under any provision of law.

44. INTERPRETATION. Captions and headings are for convenience and reference only. Whenever in this Lease any printed portion, or any part thereof, has been stricken out, whether or not any replacement provision has been added, this Lease shall be read and construed as if the material so stricken out were never included herein, and no implication shall be drawn from the text of the material so stricken out which would be inconsistent in any way with the construction or interpretation which would be appropriate if such material had never been contained herein. The Exhibits referred to in this Lease and attached hereto are a substantive part of this Lease and are incorporated herein by reference. In any legal proceeding respecting this Lease, this Lease will be construed with equal weight for the rights of both parties, the terms hereof having been determined by free and fair negotiation, with due consideration for the rights and requirements of both parties. Both parties agree that they have had equal input into the wording and phraseology of the provisions of this Lease, and that, therefore, no provision will be construed as drafted by one party or the other, without respect to whose draft of this Lease the wording or phraseology arises. If any of the typewritten portions of this Lease conflict with any of the printed provisions of this Lease, the provisions set forth in the typewritten portions shall control; provided, however, that to the extent the printed portions of this Lease may be read in a manner which will not conflict with the provisions of the typewritten portions, then such interpretation shall be deemed to be the correct interpretation of the provisions of this Lease.

45. FINANCIAL STATEMENTS. Tenant, upon Lease execution, and thereafter upon written request by Landlord (but in no event more than once per Lease Year), will provide Landlord with a copy of its current financial statements consisting of a balance sheet, an earnings statement, statement of changes in financial position, statement of changes in Tenant's equity, and related footnotes, prepared in accordance with generally accepted accounting principles. Such financial statements must be either certified by a CPA or sworn to as to their accuracy by Tenant's chief financial officer. The financial statements provided must be as of a date not more than twelve (12) months prior to the date of request. Landlord shall retain such statements in confidence, but may provide copies to lenders and potential lenders.

46. MEMORANDUM OF LEASE. Landlord agrees that it will, upon receipt of written request from Tenant received after any termination rights of Tenant provided for in this Lease have expired or been waived by Tenant, execute a short form (or memorandum) of this Lease, on Landlord's form, in recordable form, which conforms to the provisions of this Article 46 (the "**Memorandum**"). The Memorandum may be recorded, at Tenant's sole cost and expense, among the land records of the jurisdiction in which the Premises are located, and shall contain only the following: (i) the names and addresses of Landlord and Tenant; (ii) a reference to this Lease and its date of execution; (iii) a description of the Premises which is legally sufficient to permit a third party to identify and locate the Premises with certainty; (iv) the Term of this Lease and the dates of commencement and expiration of the Term; (v) a description of any options to renew the Term of this Lease provided for herein; (vi) the provisions set forth in paragraph (b) of Article 9 of this Lease (Notice of Non-Liability); (vii) Tenant's covenant and agreement to take all actions necessary, at Tenant's sole cost and expense, to terminate and release the Memorandum within thirty (30) days after the date the Term of this Lease expires or is terminated; and (viii) the following provision: "Tenant hereby appoints any attorney of any court of record within the United States who may be, from time to time, designated in writing by Landlord (including any successor or assign of Landlord's estate in the Premises) (the "**Agent**") as Tenant's attorney-in-fact with full

power and authority, for and on behalf of Tenant and Tenant's successors and assigns, to execute any documents and to take, at the sole cost and expense of Tenant (or Tenant's successor or assign), all actions necessary or required, in Agent's discretion (including, without limitation, the power and authority to execute, acknowledge and record documents on Tenant's behalf) to terminate this Memorandum in the event that Tenant, or Tenant's successor or assign, fails or refuses to terminate this Memorandum within thirty (30) days after the date the Term of the Lease expires or is terminated. The foregoing power of attorney is coupled with an interest and is irrevocable." Tenant acknowledges that damages to Landlord will be difficult to ascertain if Tenant fails to terminate this Memorandum of record within thirty (30) days after the date the Term of the Lease expires or is terminated, therefore, if Tenant fails to terminate this Memorandum of record within such thirty (30) day period, Tenant shall pay to Landlord the sum of One Hundred Thousand and No/100 Dollars ($100,000.00) (the "**Memorandum Liquidated Damages**") for each month or partial month falling after the expiration or termination of the Lease until this Memorandum is terminated of record by Tenant. The Memorandum Liquidated Damages amount shall be adjusted to reflect any increases in the "Consumer Price Index" (the "**CPI**" as hereinafter defined) between the Lease Date and the date the Lease expires or is terminated. In no event shall any adjustment made pursuant to this paragraph result in a reduction of the Memorandum Liquidated Damages amount.

The Consumer Price Index is hereby defined to be the "Consumer Price Index - Seasonally Adjusted, United States City Average, For All Items For All Urban Consumers (1982-1984 = 100)," published monthly in the "Monthly Labor Review" of the Bureau of Labor Statistics of the United States Department of Labor ("**CPI-U**"). If the CPI-U is discontinued, the "Consumer Price Index-Seasonally Adjusted, United States City Average, For All Items For Urban Wage Earners and Clerical Workers (1982-1984 = 100)," published monthly in the "Monthly Labor Review" by the Bureau of Labor Statistics of the United States Department of Labor ("**CPI-W**"), shall be used. If the CPI-W is discontinued, comparable statistics on the purchasing power of the consumer dollar published by the Bureau of Labor Statistics of the United States Department of Labor shall be used. If the Bureau of Labor Statistics shall no longer maintain statistics on the purchasing power of the consumer dollar, comparable statistics published by a responsible financial periodical or recognized authority selected by the Landlord shall be used. If the base year "(1982-1984 = 100)" or other base year used in computing the CPI is changed, the figures used shall be changed accordingly, so that all increases in the CPI are taken into account notwithstanding any such change in a base year."

47. ENTITY TENANTS. If Tenant is a corporation, partnership or limited liability company, the persons executing this Lease on behalf of Tenant hereby covenant and warrant that: Tenant is duly constituted as such entity and is qualified to do business in the state where the Premises are located; all Tenant's franchise and corporate taxes have been paid to date; all future forms, reports, fees and other documents necessary for Tenant to comply with applicable laws will be filed by Tenant when due; and such persons are duly authorized by the board of directors, partnership agreement or other applicable authority of such entity to execute and deliver this Lease on behalf of the Tenant. Attached hereto and made a part hereof is (a) a certificate of good standing, dated within sixty (60) days prior to the Lease Date, issued by the jurisdiction in which Tenant is organized, and (b) one or more of the following confirming the authorization and due execution of this Lease by Tenant: (i) a certificate of Tenant's Secretary if Tenant is a corporation; or (ii) a consent of the general partners if Tenant is a partnership, or (iii) a certified copy of the Articles of Organization, operating agreement or other evidence satisfactory to Landlord evidencing the authority of the members of a limited liability company executing this Lease on behalf thereof. If Tenant fails to deliver to Landlord any of the items described in clauses (a) or (b) above on or before the date submits this Lease to Landlord for execution, then Landlord may, at its option, elect (to the extent such documents or information is available from governmental or other sources) to obtain any such items which Tenant has failed to deliver, in which event Tenant shall reimburse Landlord for all costs and expenses incurred in obtaining such items plus an additional processing fee of three times the Landlord's actual cost of obtaining such items to compensate Landlord for the administrative work in performing Tenant's obligations under this Article 47.

48. SURVIVAL. Notwithstanding anything to the contrary contained in this Lease, the expiration of the Term of this Lease, whether by lapse of time or otherwise, shall not relieve a party from its obligations accruing prior to the expiration of the Term.

49. LANDLORD'S RIGHTS. In addition to Landlord's rights of self-help set forth elsewhere in this Lease or as provided by law or by equity, if Tenant at any time fails to perform any of its obligations under this Lease after any applicable notice and cure period, Landlord shall have the right, but not the obligation, to perform, or cause to be performed, such obligations on behalf and at the expense of Tenant and to take all such action Landlord deems appropriate to perform or cause to be performed such obligations on behalf and at the expense of Tenant and to take all such action which Landlord deems appropriate to perform such obligations. Landlord's costs and expenses incurred with respect to curing any default of Tenant, and any costs and expenses incurred by Landlord as a direct result of any default of Tenant (whether or not cured by Tenant) shall, upon demand, be paid for by Tenant as Additional Rent. In performing or causing the performance of any such obligations of Tenant, Landlord shall incur no liability for any loss or damage that may accrue to Tenant, the Premises or Tenant's Property by reason thereof. The performance by Landlord of any such obligations shall not constitute a release or waiver of any of Tenant's obligations under this Lease. Tenant shall reimburse Landlord upon demand for any costs or expenses, including attorney fees, incurred by Landlord in connection with the enforcement of Tenant's obligations hereunder or otherwise incurred by Landlord in connection with any judicial proceedings regarding the rights and obligations of Tenant under this Lease. Any and all costs or expenses incurred by Landlord pursuant to the provisions hereof shall be considered as Additional Rent hereunder.

50. OFAC CERTIFICATION. Tenant hereby certifies, warrants, represents and covenants to and for the benefit of Landlord as follows: (a) Tenant and each of its subsidiaries, predecessors, agents, direct and indirect owners and their respective affiliates ("**Tenant Parties**") have at all applicable times been, is now and will in the future be, in compliance with U.S. Executive Order 13224 and no action, proceeding, investigation, charge, claim, report or notice has been filed, commenced or threatened against any of the Tenant Parties alleging any failure to so comply; (b) neither the Tenant Parties nor any Guarantor or any of such Guarantor's agents, subsidiaries or other affiliates has, after due investigation and inquiry, knowledge or notice of any fact, event, circumstance, situation or condition which could reasonably be expected to result in any action, proceeding, investigation, charge, claim, report or notice being filed, commenced or threatened against any of them alleging any failure to comply with the Order, or the imposition of any civil or criminal penalty against any of them for any failure to so comply; (c) Tenant is not acting, directly or indirectly, for or on behalf of any person, group, entity or nation named by any Executive Order or the United States Treasury Department as a terrorist, "Specially Designated National and Blocked Person," or other banned or blocked person, entity, nation or transaction pursuant to any law, order, rule or regulation, that is enforced or administered by the Office of Foreign Assets Control; (d) Tenant is not engaged in this transaction, directly or indirectly on behalf of, or instigating or facilitating this transaction, directly or indirectly on behalf of, any such person, group or entity. Tenant hereby agrees to defend, indemnify, and hold harmless Landlord from and against any and all claims, damages, losses, risks, liabilities, and expenses (including attorney's fees and costs) arising from or related to any breach of the foregoing certifications.

51. SPECIAL STIPULATIONS. The terms, covenants and conditions set forth in any Articles of this Lease numbered higher than this Article 51 ("**Special Stipulations**") are intended to supplement and, in certain events, modify or vary, the other provisions set forth in the foregoing provisions of this Lease. If any of the Special Stipulations conflict with any of the foregoing provisions of this Lease, the provisions set forth in the Special Stipulations shall control; provided, however, that to the extent the preceding portions of this Lease may be read in a manner which will not conflict with the provisions of the Special Stipulations, then such interpretation shall be deemed to be the correct interpretation of the provisions of this Lease and the Special Stipulations.

52. BROKER. Landlord shall pay the complete commission due in connection with this Lease to Scheer Partners, Inc. and Eagle Real Estate Group LLC (collectively, the "**Broker**") pursuant to a separate written agreement between Landlord and Broker. Except in regard to Broker, Landlord and Tenant represent to each other that they have not dealt with any broker(s) or finder(s) concerning this Lease. Landlord and Tenant mutually agree to defend and hold each other harmless against any claims of any person or entity involving a breach of the representation contained in this Article 52. In the event of such a claim by any person or entity, the party against whom the claim is made or the litigation is commenced shall give reasonable notice to the other party with opportunity to such other party to defend against any claim for which indemnity will be sought under this Article 52. The foregoing indemnity and disclosure provisions are for the sole benefit of the parties

to this Lease, and nothing contained herein shall be deemed to make Broker a third party beneficiary of this Lease, or entitle Broker, or any other person or entity other than Landlord and Tenant, to enforce this Lease.

53. LANDLORD'S CONTRIBUTION. Effective on the Lease Date, Landlord agrees to contribute an amount equal to the lesser of (i) the actual amount expended by Tenant to perform Tenant's Work, or (ii) the sum of Five Million Five Hundred Sixty-Four Thousand Two Hundred Fifty-Four and 50/100 ($5,564,254.50) (the "**Landlord's Contribution**"). Landlord's Contribution will be payable to Tenant as set forth below.

(a) Tenant shall be entitled to be reimbursed from Landlord for Tenant's Work after the Lease Date at any time during the undertaking of Tenant's Work. Landlord shall reimburse Tenant in amounts equal to one hundred percent (100%) of the amounts expended by Tenant (subject to the terms and conditions herein) within thirty (30) days of receipt of a fully completed "**Tenant Draw Request**", substantially in the form attached hereto as **Exhibit M-1**, along with the following documentation:

(i) executed and notarized partial lien releases, on Landlord's form attached hereto as **Exhibit M-2**, from all contractors and subcontractors performing work on the Premises confirming payment for all work performed prior to the date of the partial release of lien;

(ii) copies of paid invoices for all work performed in the Premises prior to the date of the request for payment; and

(iii) a certificate of Tenant's architect, confirming that the work for which payment is being sought has been completed and the amount Tenant has expended in performing of Tenant's Work prior to the date of the request for payment.

(b) the final installment of the Landlord's Contribution (which may be of any dollar amount remaining of Landlord's Contribution) will be payable to Tenant within thirty (30) days from the date Tenant opens for business to the public in the Premises and delivers to Landlord each of the following:

(i) executed and notarized final lien releases, on Landlord's form, as attached as **Exhibit M-2**, from all contractors and subcontractors performing work on the Premises;

(ii) copies of paid invoices for all work performed in the Premises;

(iii) a Certificate of Occupancy for the Premises, if applicable; and

(iv) a written certification from Tenant confirming that Tenant has completed all of Tenant's Work in the Premises.

At no time shall Tenant make a request for reimbursement when the known cost (representing total construction commitments of Tenant in place) of Tenant's Work expected to be incurred for six (6) months following the date Tenant makes its request for reimbursement exceeds Landlord's Contribution, unless Tenant pays such amount in excess before making the request. Furthermore, in no event shall Landlord be required to reimburse Tenant for the last ten percent (10%) of Landlord's Contribution before Tenant has completed all of Tenant's Work in the Premises.

If Tenant does not requisition all of Landlord's Contribution in accordance with this Article 53 by December 31, 2024 (the "**Draw Request End Date**"), any unused portion of Landlord's Contribution not so requisitioned shall be retained by Landlord.

54. OPTION TO RENEW. Tenant shall have the option to renew the Term of this Lease for two (2) additional periods

of five (5) years each (each, an "**Option Term**") following the expiration of the initial Term (August 31, 2031), provided that this Lease is in full force and effect, the Tenant shall be in possession and occupying the Premises, and Tenant shall not be in default in the performance or observance of any of the terms, conditions, provisions and/or covenants of the Lease (beyond any applicable grace period granted in the Lease for curing same). All such rights of a renewal shall be exercised by delivery to Landlord of written notice of Tenant's intention to renew the Term at least twelve (12) months but not more than fifteen (15) months prior to the expiration of the then applicable Term of this Lease. The Option Term shall be on the same terms, covenants and conditions as the original Lease except (i) as to the number of Option Terms (if any) remaining, and (ii) that Base Rent for the Option Term shall be payable during the Option Term at the then Prevailing Market Rent (as defined below) of comparable space within the market area of the Building and parking fees (if any are provided for the then-current Lease, as amended) for the Option Term shall also be payable at the prevailing market rate. The Prevailing Market Rent shall be established as follows:

(a) Within fifteen (15) business days after receipt of Tenant's notice exercising its option to extend the Term of this Lease, Landlord shall notify Tenant of Landlord's estimate of Prevailing Market Rent. If Tenant disagrees with Landlord's estimate of Prevailing Market Rent, Tenant shall, within fifteen (15) days after receipt of Landlord's estimate of Prevailing Market Rent, notify Landlord that it has elected to submit the determination of Prevailing Market Rent to arbitration, in which event the provisions of subparagraph (b) of this Article 54 shall govern the selection of arbitrators and the establishment of the Prevailing Market Rent payable for the first year of the then applicable Option Term; provided, however, that if Tenant does not elect to submit the determination of Prevailing Market Rent to arbitration during such fifteen (15) day period, then the Landlord's estimate of Prevailing Market Rent shall be deemed to be agreed to by Tenant, and shall be the Base Rent payable by Tenant to Landlord during the first year of the then applicable Option Term.

(b) As used herein, the term "**Prevailing Market Rent**" means the most probable rent (as determined pursuant to the appraisal procedure hereinafter set forth) at which the Premises would be leased in a comparable and open market, under all conditions requisite to a fair flex space lease, the Landlord and Tenant each acting prudently, knowledgeably, and assuming the rent is not affected by undue stimulus. Implicit in this definition is the consummation of a lease beginning on the commencement date of the Option Term under conditions whereby:

(i) Landlord and Tenant are typically motivated (i.e., neither party is compelled to enter into a lease and both parties are willing to enter into a lease).

(ii) Both parties are well informed or well advised, and each acting in what it considers its own best interest.

(iii) A reasonable time is allowed for exposure in the open market.

(iv) The Prevailing Market Rent shall be computed as an amount equal to the then prevailing market rental rate of the Premises, as if vacant with the then existing improvements, and taking into account annual adjustments of Base Rent, Tenant's obligation to pay Tenant's pro-rata share of Annual Operating Expenses and all existing market factors.

(v) All of the terms, covenants and conditions of the Lease (except terms respecting the amount of Base Rent) remain in effect throughout the applicable Option Term.

(vi) If Landlord and Tenant fail to agree upon the Prevailing Market Rent as provided in this Article 54, within the time periods provided for herein, then Landlord and Tenant each shall give notice to the other setting forth both the name and address of a licensed real estate appraiser (hereinafter "**appraiser**") who shall be a M.A.I. Real Estate professional, not affiliated with Landlord or Tenant, with a minimum of ten (10) years' experience in commercial real estate appraisal in the Gaithersburg, Maryland commercial market, to make the determinations hereafter required. Each appraiser shall be instructed to calculate the Prevailing Market Rent as provided in each

of the foregoing sections which is the subject of the dispute and is in accordance with the criteria referenced therein. If either party shall fail to give notice of such designations within ten (10) days after failing to agree between themselves, then the appraisal made by the appraiser so designated shall be the Appraisal Prevailing Market Rent. If two appraisers have been designated, such two appraisers shall consult with each other and, within thirty (30) days thereafter, issue their determinations of Prevailing Market Rent in writing, and give notice thereof to each other and to Landlord and Tenant. If such two appraisers shall concur as to the determination of the Prevailing Market Rent and submit their decision in writing to Landlord and Tenant, such concurrence shall be final and binding upon Landlord and Tenant. If the two determinations of Prevailing Market Rent are within five percent (5%) (measured from the higher appraisal) of each other, the Prevailing Market Rent shall be deemed to be the average of the two appraisers' determinations. If such two appraisers' determinations do not so concur or coincide, then such two appraisers shall immediately (i) designate a third appraiser, (ii) prepare detailed written appraisals, and (iii) submit copies of such appraisal to Landlord, Tenant and such third appraiser. If the two appraisers shall fail to agree upon the designation of such third appraiser within five (5) days of the date on which the last determination was rendered, then either party may apply to the American Arbitration Association or any successor thereto having jurisdiction, for the designation of such appraiser. The third appraiser shall have qualifications consistent with those specified for the Landlord's and Tenant's appraisers in this Article 54. The third appraiser shall conduct such hearings and investigations as he may deem appropriate and shall, within twenty (20) days after the date of designation of the third appraiser, choose the determination of the two appraisers originally selected by the parties which is the nearest to the determination such third appraiser would have made acting alone and applying the standards set forth for establishment of Prevailing Market Rent in this Lease, and the choice of the third appraiser shall be binding upon Landlord and Tenant. Each party shall pay its own counsel fees and expenses, if any, in connection with any arbitration under this Article 54, including the expenses and fees of any appraiser selected by it in accordance with the provisions of this Article 54, and the parties shall share equally all other expenses and fees of any such arbitration, including the expenses of the third appraiser. The determination rendered in accordance with the provisions of this Article 54 shall be final and binding in fixing the Prevailing Market Rent.

55. RIGHT OF FIRST OFFER. Subject to the rights of existing tenants, and provided (i) Tenant is not then in default (beyond any applicable cure period) in any of its obligations under this Lease, and (ii) Landlord desires to lease the Option Space (hereinafter defined) to any party other than the party then occupying the Option Space, Landlord agrees that, during the Term of this Lease, including any Option Term, Tenant shall have the ongoing right of first offer to enter into a lease of certain other premises within 201 Perry Parkway, 203 Perry Parkway, and/or 207A Perry Parkway, as designated on **Exhibit A-1** as "Option Space" (the "**Option Space**") in accordance with the terms and conditions set forth in this Article 55, as follows:

(a) Landlord shall, prior to entering into a lease for the Option Space, send to Tenant a notice of the availability of such space and the terms and conditions under which Landlord proposes to lease the Option Space to Tenant (the "**Offer Notice**").

(b) Within ten (10) business days after Tenant's receipt of the Offer Notice, Tenant shall notify Landlord that Tenant either (i) agrees to lease the Option Space under the terms described in the Offer Notice, or (ii) does not desire to lease the Option Space under the terms described in the Offer Notice. A failure by Tenant to timely elect the option described in clauses (i) or (ii) above shall be deemed to be a waiver by Tenant of any further right to lease the Option Space under this Article 55.

(c) If Tenant exercises its option to lease the Option Space under this Article 55, then Tenant shall execute a lease amendment embodying the terms set forth in the Offer Notice, within ten (10) business days after Landlord submits any such lease amendment to Tenant. Said lease amendment shall provide that the following terms and conditions shall apply to the Option Space:

(i) Tenant agrees to accept the Option Space "as is" in its then existing condition and Landlord shall

have no construction obligations with respect thereto, unless an allowance for renovation of the Option Space was specified in the Offer Notice, in which event such provisions respecting such allowance shall be included in the lease amendment; and

(ii) The Base Rent for the Option Space shall be the Base Rent for the Option Space set forth in the Offer Notice.

(d) Landlord may, at its option, in lieu of a narrative description of the terms to be described in the Offer Notice, submit to Tenant a lease amendment document setting forth the terms of a proposed lease amendment, in which event Tenant's exercise of its option to lease the Option Space shall be made by Tenant's execution of such lease amendment document and its return to Landlord within the applicable time periods set forth in paragraph (b) or (c) of this Article 55. If Landlord does not submit a lease amendment document to Tenant at the time the Offer Notice is given, and Tenant exercises its option to lease the Option Space under such terms, then Tenant shall execute a lease embodying the terms set forth in the Offer Notice within ten (10) days after Landlord submits any such lease to Tenant, as provided in paragraph (c) above.

(e) Tenant shall have no further right to lease the Option Space under this Article 55 after Landlord enters into a lease of the Option Space with another tenant in accordance with this Article 55.

(f) Tenant's right to lease the Option Space shall be conditioned upon Tenant's full and complete compliance with all of the terms and conditions of this Lease prior to the date of any Offer Notice, and Tenant's option to lease the Option Space shall terminate when the Term of this Lease expires or terminates.

(g) Time shall be of the essence with respect to Tenant's right of first offer under this Article 55.

(h) Regardless of any election of Tenant to lease the Option Space, this Lease shall nonetheless remain in full force and effect until the expiration date provided herein.

(i) Notwithstanding anything in this Article 55 to the contrary, in no event will Tenant be obligated to have the Lease term for such Option Space extend beyond the initial Lease Term, nor shall Landlord be obligated to accept a Lease term having a duration of less than three (3) years, provided, however, that if such Option Space becomes available at any time after September 1, 2028, and Tenant desires to lease same, Tenant shall have the right to exercise its option to renew the Lease for the Premises earlier than permitted by Article 54 herein, so that it may lease the Option Space and the term for both the Premises and the Option Space shall be the same duration and expire on the same day, and in such event, all of the applicable terms of Article 54 of the Lease shall apply.

56. ENVIRONMENTAL/HAZARDOUS MATERIALS.

(a) Landlord represents that, to the best of Landlord's knowledge, the Premises, the Building, and the Property are in compliance with all environmental laws in existence on the Lease Date, and that no hazardous materials are located within the Premises, except those stored by Tenant. No hazardous materials shall be stored or used in the Premises except substances customarily used in a laboratory environment, consistent with Tenant's approved use, as required for the operation of Tenant's business, as permitted under this Lease and listed on **Exhibit I** attached hereto, and any such hazardous materials shall be in amounts reasonably required for the operation of Tenant's Business and shall be stored and handled in strict compliance with applicable laws.

(b) Landlord shall defend, indemnify, and hold Tenant harmless against and from any and all injuries, costs, expenses, liabilities, losses, damages, injunctions, suits, actions, fines, penalties, and demands of any kind or nature (including reasonable attorney fees) occasioned by or arising out of or relating to any environmental pollution, damage, condition or problem arising from the presence of any hazardous substances, asbestos or other toxic waste as defined in any federal, state, or municipal laws, rules, regulations, or ordinances in or about the Premises or the Building or the Property

in violation of law caused by the acts, omissions or negligence of Landlord, its agents, or employees and not caused by Tenant's acts, omissions or use of the Premises.

(c) Tenant shall defend, indemnify, and hold Landlord harmless against and from any and all injuries, costs, expenses, liabilities, losses, damages, injunctions, suits, actions, fines, penalties, and demands of any kind or nature (including reasonable attorney fees) occasioned by or arising out of or relating to any environmental pollution, damage, condition or problem arising from the presence of any hazardous substances, asbestos or other toxic waste as defined in any federal, state, or municipal laws, rules, regulations, or ordinances in or about the Premises or the Building or the Property in violation of law caused by the acts, omissions or negligence of Tenant, its agents, employees, subtenants or licensees and not caused by Landlord's acts, omissions or use of the Premises.

(d) Tenant represents that the list attached hereto as **Exhibit I** is a complete and accurate list of chemicals and hazardous materials, including estimated maximum quantities of each such material, which may be used and stored in or about the Premises. The amounts of chemicals and hazardous materials will be limited to quantities necessary for the Tenant's day-to-day operations. Tenant will, within two (2) business days after written request by the Landlord, provide the Landlord with an updated list of chemicals and a certification of all hazardous materials (including the quantities of all such chemicals and materials) located within the Premises. If Tenant's operations change and additional materials or chemicals and/or quantities significantly larger than those stipulated in **Exhibit I** are required for Tenant's operation, Tenant shall notify Landlord in writing not less than five (5) business days prior to bringing any such materials or chemicals to the Premises.

(e) After the expiration or earlier termination of the Lease, Landlord may engage its environmental consultant, Environmental Management Group, or another environmental consultant satisfactory to Landlord to perform a Phase I environmental assessment of the Premises and any surrounding areas of the Property designated by Landlord or the Environmental Consultant. The cost of the above described Phase I assessments shall be paid by Landlord unless the assessment indicates that Tenant did not comply with the provisions of this Article 56 and/or applicable Legal Requirements governing Tenant's use, storage, and disposal of chemicals and hazardous materials in which event Tenant shall reimburse Landlord as additional rent for the cost of the assessment and remediation.

(f) Landlord, at Landlord's sole cost and expense, shall have the right, on one (1) occasion during each Lease Year to have Landlord's environmental consultant inspect the Tenant's records and procedures regarding the Tenant's storage, use, and disposal of chemicals and hazardous materials within the Premises. In the event that the Landlord's environmental consultant finds that the Tenant is not in compliance with the provisions of this Article 56 and/or any applicable Legal Requirement regarding the storage, use, or disposal of chemicals or hazardous materials, such non-compliance shall constitute a non-monetary default under this Lease, and shall entitle Landlord to pursue any remedies available under this Lease, and/or at law or in equity, and/or otherwise available under applicable statutes related to hazardous substances or materials.

57. GENERATOR A. Subject to the provisions of this Lease and federal, state and local laws, ordinances and regulations, Tenant may place on a temporary basis one (1) portable emergency generator and associated fuel cell up to a 800kW and other necessary technology and switchgear as shown on **Exhibit J** attached hereto (the "**Generator A**") in a location in the rear of the Premises as shown on the drawing attached hereto as **Exhibit K** (hereinafter referred to as the "**Generator A Area**"). Tenant may only place Generator A in the Generator A Area when regular electric service is interrupted due to an emergency power failure. Tenant shall transport Generator A using the type of trailer (the "**Trailer**") referenced in **Exhibit J** and Generator A shall remain securely fastened to such Trailer during all times when Generator A is at the Premises. Tenant shall not unreasonably interfere with or impede the free flow of pedestrian and vehicular traffic on the common areas of the Building or any overhead doors of other tenants in the Building. During any time when Generator A is at the Premises, Tenant, at its sole cost and expense, shall maintain Generator A and the areas immediately adjacent to Generator A in conformance with all applicable laws and regulations and otherwise in a safe, clean and orderly manner. During times when Generator A is at the Premises, Generator A shall be deemed to be a part of the Premises for all purposes of the Lease.

Notwithstanding anything contained herein to the contrary, Generator A shall not be deemed to be a part of the Premises for the purposes of Article 3, Article 4, or Article 5. All local, state or federal permits necessary for the installation and use of Generator A shall be obtained by the Tenant at Tenant's sole cost and prior to the use herein contemplated. Tenant shall have its public liability and other insurance policies, including environmental pollution and gradual contamination coverage added, if not already obtained, and endorsed to include Generator A as a part of the Premises. During any time when Generator A is at the Premises, Tenant shall also keep Generator A and the areas immediately surrounding Generator A free and clear of trash and rubbish. Tenant shall indemnify and hold Landlord harmless from and against any and all claims, demands, actions, liabilities, costs or expenses, including reasonable attorney fees, arising out of the installation, maintenance, repair, use or operation or arising out of any accident, injury or damage to any person or property which shall or may happen in or upon Generator A.

(a) Generator A shall be installed at the sole cost and expense of Tenant. Generator A shall be used solely in connection with Tenant's business operation in the Premises when there is a power failure, and shall not be used by any other party or at any other time by Tenant. Generator A may be connected to the Building only by an electrical connection of Generator A to an approved electrical receptacle suitable for exterior use, while Generator A is in use for emergency power. Generator A, Trailer and associated equipment may not be attached or tethered to the Building or Property in any other manner. The Trailer may be secured against theft using the wheel locks provided by the manufacturer, only if Tenant has a key to such locks on the Premises at all times while the Trailer/Generator A is on the Property.

(b) Prior to the commencement of work, Tenant will submit appropriate plans, details, and specifications for approval by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed. The installer will run all conduit inside the Building. Tenant acknowledges that conduit and switches already installed by Tenant were placed without Landlord's approval, and, notwithstanding anything to the contrary in the Lease, Tenant agrees to remove all exterior conduit and switch equipment from the Building exterior at the end of the Term. Notwithstanding anything to the contrary in the Lease, the Building exterior will be restored to the satisfaction of Landlord at Tenant's expense at the end of the Term.

(c) Tenant shall repair promptly, at its own expense, any damage to the Generator A Area or the Building, caused by the use, maintenance, installation, or removal of Generator A or by the negligence of Tenant or Tenant's employees, agents, contractors or subcontractors. Tenant agrees to assume all costs for the temporary relocation of Generator A if such relocation is required in connection with the repair or maintenance of the Building, Generator A Area or Generator A. Tenant shall use commercially reasonable efforts to surrender the Generator A Area and the immediately adjacent areas thereto to Landlord within forty-eight (48) hours of the restoration of power, and if applicable, at the expiration or earlier termination of the Term hereof, in at least as good condition as existed on the date hereof, excepting only depreciation caused by ordinary wear and tear. Prior to the expiration of the Term, Tenant agrees to remediate, in compliance with all applicable federal, state and local governmental laws, ordinances and regulations, any contaminated soil within the Generator A Area and Premises contaminated by any environmental pollution, damage, condition or problem, the presence of any petroleum product (or any fraction thereof), hazardous substances, asbestos or other toxic waste as defined in any federal, state or municipal governmental or quasi-governmental laws, rules, regulations, or ordinances resulting from Generator A. Upon the removal of Generator A in conjunction with soil remediation (if any) as required by the foregoing sentence, Tenant shall obtain from all applicable governmental agencies a "Closure Letter", "No Further Action" letter, or their equivalent (if any) together with any other clearances or approvals required by such governmental agencies and provide such documentation to Landlord.

(d) Landlord assumes no liability or responsibility for interference with Generator A.

(e) Tenant's selection of a contractor to perform such work shall be subject to Landlord's approval, which approval shall not be unreasonably withheld, conditioned or delayed.

(f) The obligation of Tenant set forth in this Article 57 shall survive the expiration or other termination of this Lease.

(g) All contractors and subcontractors are to be licensed and bonded. Tenant will provide the Landlord with a copy of each contractor's and/or subcontractor's license and a certificate of insurance from each contractor and/or subcontractor which names Saul Holdings Limited Partnership, Saul Centers, Inc., and Windham Management Company as additional insured. This requirement applies to installing contractors, subcontractors and to any equipment rental vendors on an ongoing basis. Tenant will ensure that its contractors, subcontractors and vendors adhere to Building rules and regulations at all times. A work schedule for the installation will be provided to Landlord prior to work commencement.

(h) Landlord represents that, to the best of Landlord's knowledge, the Generator A Area was in compliance with all environmental laws in existence on November 24, 2015, and that no hazardous materials were located within the Generator A Area in violation of applicable environmental laws as of November 24, 2015.

58. GENERATORS. Subject to the provisions of this Lease and federal, state and local laws, ordinances and regulations, Tenant may install up to four (4) emergency generators and associated above ground fuel cell up to eight hundred (800) KW per generator and other necessary technology and switchgear (of which the parties acknowledge that two [2] of such generators are currently in place) (collectively, the "**Generators**") in a location approved by Landlord (hereinafter referred to as the "**Generator Area**") in the back court area of the Premises, provided that the location of such Generators will not impact drainage, parking, the removal of trash, or any other activity occurring in such area; and, subject to Landlord's prior written approval, which approval shall not be unreasonably withheld, conditioned, or delayed, install any underground or above ground conduits and/or cables required to electrically connect the Generators to Tenant's facilities and equipment. During the initial installation or subsequent maintenance or repair of the Generators, Tenant shall not unreasonably interfere with or impede the free flow of pedestrian and vehicular traffic on the Common Areas of the Building, and the time and methods of performing all such work on the Common Areas of the Building shall be subject to Landlord's prior written approval, which approval shall not be unreasonably withheld, conditioned, or delayed. Tenant, at its sole cost and expense, shall maintain the Generators and the areas immediately adjacent to the Generators (to the extent affected by the Generators) in conformance with all applicable laws and regulations and otherwise in a safe, clean and orderly manner. The Generators shall be deemed to be a part of the Premises for all purposes of the Lease. Notwithstanding anything contained herein to the contrary, the Generators shall not be deemed to be a part of the Premises for the purposes of Article 3, Article 4 or Article 5 of the Lease. All local, state or federal permits necessary for the installation and use of the Generators shall be obtained by the Tenant at Tenant's sole cost and prior to the use herein contemplated. Tenant shall have its public liability and other insurance policies, including environmental pollution and gradual contamination coverage added, if not already obtained, and endorsed to include the Generators as a part of the Premises. Tenant shall also keep the Generators and the areas immediately surrounding the Generators free and clear of trash and rubbish and shall not obstruct the common areas in connection with the use of the Generators. Tenant shall indemnify and hold Landlord harmless from and against any and all claims, demands, actions, liabilities, costs or expenses, including reasonable attorney fees, arising out of the construction, maintenance, repair, use or operation or arising out of any accident, injury or damage to any person or property which shall or may happen in or upon the Generators, except to the extent caused by the gross negligence of Landlord and/or Landlord's employees or agents.

(a) The Generators shall be installed at the sole cost and expense of Tenant. The exact location of the two (2) additional Generators that Tenant may install shall be reasonably determined by Landlord in consultation with Tenant, and all construction and improvements related thereto are subject to Landlord's approval, which approval shall not be unreasonably withheld, conditioned, or delayed. The Generators shall be used solely in connection with Tenant's business operation in the Premises, and shall not be used by any other entity, except permitted Transferees.

(b) Tenant agrees to screen the Generators so it is not visible from the adjoining public streets. Prior to the commencement of work, Tenant will submit architectural and engineering plans, details, and specifications for approval by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed.

(c) Tenant shall repair promptly, at its own expense, any damage to the Generator Area or the Building, caused by the use, maintenance, installation, or removal of the Generators, except to the extent caused by the gross negligence of

Landlord and/or Landlord's employees and agents. The Generator Area and the immediately adjacent areas thereto shall be surrendered to Landlord at the expiration or earlier termination of the term hereof, in at least as good condition as existed on the date hereof, excepting only ordinary wear and tear. In addition, at the expiration or earlier termination of the term hereof, unless Landlord confirms in writing that the Generators can remain and Tenant elects to leave it, prior to the expiration of the term, Tenant shall remove the Generators. Prior to the expiration of the term, Tenant agrees to remediate, in compliance with all applicable federal, state and local governmental laws, ordinances and regulations, any contaminated soil within the Generator Area and Premises contaminated by any environmental pollution, damage, condition or problem, the presence of any petroleum product (or any fraction thereof), hazardous substances, asbestos or other toxic waste as defined in any federal, state, or municipal governmental or quasi-governmental laws, rules, regulations, or ordinances resulting from the Generators. Upon the removal of the Generators in conjunction with soil remediation (if any) as required by the foregoing sentence, if required by applicable law, Tenant shall obtain from all applicable governmental agencies a "Closure Letter", "No Further Action" letter, or their equivalent (if any) together with any other clearances or approvals required by such governmental agencies and provide such documentation to Landlord.

(d) Landlord reserves the right to relocate the Generators and associated transmission conduits and cables, at Landlord's expense, at any time during the term of the Lease, to another location which will not unreasonably interfere with the satisfactory operation of the Generators, provided that such relocation does not result in deterioration of transmission of electricity or unreasonably interfere with Tenant's business (e.g., Landlord agrees to provide Tenant with a comparable back-up generator, at Landlord's expense, for Tenant's use during the period of any relocation of the Generators). Landlord shall give Tenant at least ninety (90) days prior notice to prepare for such relocation.

(e) Landlord assumes no liability or responsibility for interference with the Generators, except to the extent such interference is caused by the gross negligence of Landlord and/or Landlord's employees and agents.

(f) Tenant's selection of a contractor to perform such work shall be subject to Landlord's approval, which approval shall not be unreasonably withheld, conditioned or delayed.

(g) As long as the Generator Area is outside of the Building and located on the ground, Tenant shall be allowed to access the Generator Area and associated equipment, wiring, piping, and ducts for the purposes of maintenance and repair at all times.

(h) The obligation of Tenant set forth in this Article 58 shall survive the expiration or other termination of this Lease.

(i) In the event that Landlord determines in its reasonable discretion that the Generator Area is not being properly maintained as set forth in this Article 58, then Landlord shall notify Tenant to correct such deficiency within forty-eight (48) hours after such notice. In the event that such deficiency remains uncorrected after such forty-eight (48) hour cure period, then Landlord may immediately enter the Generator Area to correct such deficiency and Tenant shall pay Landlord, as Additional Rent, the costs incurred in correcting such deficiency.

(j) All contractors and subcontractors are to be licensed and bonded. Tenant will provide the Landlord with a copy of each contractor's and/or subcontractor's license and a certificate of insurance from each contractor and/or subcontractor which names Saul Holdings Limited Partnership, Saul Centers, Inc., and Windham Management Company as additional insured. This requirement applies to installing contractors, subcontractors, and to any equipment rental vendors on an ongoing basis. Tenant will ensure that its contractors, subcontractors, and vendors adhere to Building rules and regulations at all times. A work schedule for the installation will be provided to Landlord prior to work commencement.

59. LANDLORD'S WORK. Landlord, at Landlord's sole cost and expense (including, but not limited to, all sales taxes, permit fees, and approval costs incurred in Landlord's Work [as hereinafter defined]), shall (i) install a new EPDM roof on each building of the Premises with an R-Value of R-30 and a twenty (20) year NDL manufacturer's warranty

("**Landlord's Roof Work**"), (ii) add two (2) additional handicap access spaces and other related work in front of Tenant's main entrance in the location provided on **Exhibit E**, and (iii) upon direction from Tenant received within thirty (30) days of the Lease Date, undertake repairs, as necessary, to insure the Premises windows shall be weather-tight (collectively "**Landlord's Work**"). Landlord's Work shall be completed with new materials in a good and workmanlike manner, free from all faults and defects, and in compliance with all applicable laws, regulations, codes, and ordinances. Landlord's Roof Work for each building of the Premises will commence within thirty (30) days after Tenant completes its HVAC work on the roof of the applicable building of the Premises and Tenant notifies Landlord of same ("**Tenant's Notice**"), weather permitting, subject to force majeure. Landlord's Roof Work for each applicable building shall be completed within one hundred eighty (180) days of the date of Tenant's Notice, weather permitting, subject to force majeure. The parties shall meet to coordinate the completion of Tenant's HVAC work and the installation of the new roof by Landlord. After Landlord installs the new roof, Tenant shall be responsible for any repairs pertaining to Tenant's HVAC work that is needed that is not caused by Landlord's installation of the roof, and Tenant shall use Landlord's roofing contractor. Once Landlord notifies Tenant that Landlord's Work has been completed, Landlord and Tenant shall set up a walk-through to review such work and Landlord shall complete any punch list items requested by Tenant within thirty (30) days from such walk-through.

If Tenant shall be delayed in completing Tenant's Work due to the action or inaction of Landlord (such action or inaction of Landlord, including, but not limited to, any delays caused by Landlord in connection with the undertaking of Landlord's Work) or force majeure, then the Draw Request End Date (as defined in Article 53) shall be extended day-to-day for the duration of the delay to Tenant's Work. Tenant shall notify Landlord within five (5) days of an event of delay by Landlord or force majeure.

60. GAS LINE/ADDITIONAL POWER. Landlord shall assist, at no out-of-pocket cost to Landlord, Tenant in seeking the (i) installation of a natural gas line, if possible, that services the Premises, and/or (ii) additional power from the applicable utilities companies serving the building located at 207 Perry Parkway, and such assistance shall include, but not be limited to, providing consents (written and otherwise) needed to effectuate such service without requiring a fee from Tenant.

61. INTENTIONALLY DELETED.

62. COMMUNICATIONS EQUIPMENT. Tenant may install its communications equipment and related wiring and facilities (the "**Communications Equipment**") on the roof of the Premises in an area approved by Landlord, upon the following terms and conditions:

(a) The Communications Equipment shall be installed at the sole cost and expense of Tenant. The exact location of the Communications Equipment and all construction and improvements related thereto are subject to Landlord's approval, which shall not be unreasonably withheld, conditioned, or delayed.

(b) Tenant agrees to paint the Communications Equipment, as applicable, a color approved by Landlord and to screen the Communications Equipment so that it is not visible from adjoining properties or adjoining public streets.

(c) Tenant shall repair promptly, at its own expense, any damage to the Premises, the Building or the roof caused by the use, maintenance, installation, or removal of the Communications Equipment or by the negligence of Tenant or Tenant's employees, agents, contractors or subcontractors. The Communications Equipment shall be removed from the roof of the Premises, and the roof and adjacent areas shall be surrendered to Landlord at the expiration or sooner termination of the Term hereof, in as at least as good condition as existed on the Lease Date, excepting only depreciation caused by ordinary wear and tear. The Communications Equipment shall be used solely in connection with Tenant's business operation in the Premises, and shall not be used by any other party.

(d) Landlord reserves the right to relocate the Communications Equipment, at Landlord's expense, at any time during the term of this Lease, to another location which, in Landlord's and Tenant's reasonable judgment, will not

unreasonably interfere with the satisfactory operation of the Communications Equipment; provided, however, that if the Communications Equipment must be temporarily relocated to allow repairs to the Building or repairs or replacement of the roof, then the cost of such temporary relocation shall be paid by Tenant to Landlord as Additional Rent; it being agreed that Landlord shall provide reasonable advance notice of any such repairs and that Tenant may require that Landlord's repair personnel be supervised by Tenant's security personnel during any such repairs.

(e) Landlord assumes no liability or responsibility for interference with the Communications Equipment caused by the construction of additional buildings on the Property or at Avenel Business Park. Tenant agrees to assume all costs for relocation of the Communications Equipment if such relocation is required as a result of the construction of additional buildings on the Property or at Avenel Business Park.

(f) The Communications Equipment and areas of the roof used by Tenant in connection therewith shall be deemed to be a part of the Premises for purposes of Articles 7, 8, 9, 13, 17, 18, 19, and 27 of this Lease and Tenant shall include the Communications Equipment within the coverage of all insurance policies required to be maintained by Tenant under this Lease.

(g) As of the Lease Date, Tenant's existing Communications Equipment on the roof of the Premises is hereby approved by Landlord.

63. TENANT'S DOCUMENTS OR PLANS. Landlord acknowledges that Tenant may need Landlord to review and execute certain documents related to Tenant's Work at the Premises. Landlord's failure to approve, comment, or refuse approval of Tenants plans and specifications, or sign, comment, or refuse to sign any documents submitted by Tenant within thirty (30) days after receipt of Tenant's plans and specifications, or documents, as applicable, shall be deemed to be Landlord's approval only if Tenant's notice requesting Landlord's approval contains the following provision in large, contrasting type: "**LANDLORD'S FAILURE TO APPROVE, COMMENT, OR REFUSE APPROVAL OF THE ATTACHED PLANS AND SPECIFICATIONS, OR DOCUMENTS, AS APPLICABLE, WITHIN THIRTY (30) DAYS AFTER LANDLORD'S RECEIPT OF THIS NOTICE SHALL BE DEEMED TO BE LANDLORD'S APPROVAL OF THE ATTACHED PLANS AND SPECIFICATIONS, OR DOCUMENTS, AS APPLICABLE.**"

64. LANDLORD DEFAULT.

(a) If Landlord defaults in its obligations to maintain and repair the Premises in accordance with the provisions of this Lease, and such failure of Landlord will (x) have a material adverse effect on Tenant's ability to operate its business in the Premises, or (y) result in the imposition of a lien upon the Premises or the Building which will interfere with Tenant's rights under this Lease, or (z) cause Landlord to be in default of the covenant of quiet enjoyment provided for in this Lease, and any such failure continues for a period in excess of thirty (30) days after Landlord receives Tenant's written notice of such default, then Tenant may, at its option and at its risk, perform any such maintenance or repairs or pay on Landlord's behalf any sums reasonably required to cure any such default of Landlord; provided, however, that if any such default of Landlord cannot with due diligence and commercially reasonable efforts be cured by Landlord within the thirty (30) day period after receipt of Tenant's notice, the period for cure by Landlord shall be extended if, within such thirty (30) day period Landlord commences and thereafter diligently pursues the cure of any such default.

(b) The reasonable costs incurred by Tenant in curing any default of Landlord in accordance with paragraph (a) above shall be reimbursed to Tenant by Landlord within thirty (30) days after Landlord's receipt of (i) Tenant's invoice for such costs, and (ii) copies of paid invoices for all such work or expenses incurred, and (iii) if applicable, lien waivers from all contractors, subcontractors, material suppliers or other parties having lien rights involved in the performance of such work on the form attached as **Exhibit M-2.** Tenant shall defend, indemnify and save Landlord harmless from and against any and all claims, actions, damages, liability and expense in connection with loss of life, personal injury and/or damage to or interference with property or the premises of other tenants arising from or out of any exercise of any rights granted to Tenant under this Article 64.

65. ACCESS. Landlord shall provide Tenant with full access to the roof, all utility areas in the Building, and all electrical cabinets in the Building at all times, which shall include providing Tenant the relevant access keys and/or codes relating to same. Tenant may access the roof, all utility areas in the Building, and all electrical cabinets in the Building at any time in its sole discretion and at its sole risk. Tenant shall make all repairs to the roof, all utility areas in the Building and all electrical cabinets in the Building caused by Tenant, its employees, agents, contactors, subcontractors or other invitees. Tenant shall notify Landlord of any damage caused by Tenant or caused on its behalf before performing any repairs. Tenant shall indemnify Landlord and hold it harmless against any and all expenses, liens, claims or damages to either property or person which may or might arise by reason of Tenant having access to the roof, all utility areas in the Building, and all electrical cabinets in the Building. Tenant shall not make any alterations or store anything on the roof, in any utility area in the Building or in the electrical cabinets in the Building except in accordance with plans reasonably approved by Landlord. Except for Landlord's obligation to replace the roof as provided in Article 59 above, Tenant accepts the roof, all utility areas in the Building and all electrical cabinets in the Building in their "as is" condition. To the best of Landlord's knowledge, the utility areas and electrical cabinets comply with applicable laws and codes. Notwithstanding anything herein to the contrary, Tenant shall provide Landlord with prior notice via email or telephone call to the property manager before Tenant accesses any of these locations.

66. OUTDOOR AREA. Subject to federal, state, and local laws, ordinances, and regulations, Tenant may utilize as a seating area only the exterior areas approved by Landlord (hereinafter referred to as the "**Outdoor Area**"), which shall be located in the general areas outlined on **Exhibit N** attached hereto and made a part hereof. The Outdoor Area shall be used solely for the purpose of an outdoor seating area (which shall include the consumption of food and having gatherings) and for no other purposes whatsoever. Tenant may use tables, chairs, and table umbrellas in the Outdoor Area. Tenant shall not impede the free flow of pedestrian traffic or egress from doors near the Outdoor Area. Tenant, at its sole expense, shall maintain the Outdoor Area daily in a clean and orderly manner. All work in the Outdoor Area by Tenant shall be performed in accordance with plans approved by Landlord as provided in Article 9. The Outdoor Area shall be deemed to be a part of the Premises for all purposes of the Lease. The Outdoor Area shall not be deemed to be a part of the Premises for purposes of Article 3, 4, 5, or 6, or for calculating Tenant's Gross Area, Base Rent, or Additional Rent. Tenant shall use diligent efforts to ensure that Tenant's employees and invitees do not deposit trash and debris in the parking areas or other Common Areas of the Property. In the event Landlord reasonably determines, that the Outdoor Area is not being maintained in a clean and orderly manner, then Landlord may notify Tenant to clean the Outdoor Area within twenty-four (24) hours after notice. In the event the Outdoor Area remains unclean or disorderly, Landlord may immediately enter upon the Outdoor Area and correct any deficiencies that may exist and charge Tenant the cost of Landlord's work plus an additional fifteen percent (15%) supervisory fee.

All local, state or federal permits necessary for the use of the Outdoor Area shall be obtained by Tenant at Tenant's sole cost and expense and prior to the use herein contemplated. Tenant shall have its public liability and other insurance policies endorsed to include the Outdoor Area as a part of the Premises.

[REMAINDER OF PAGE INTENTIONALLY BLANK]
[SIGNATURE APPEAR ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have executed this Lease on the day and year first above written.

ATTEST/WITNESS

Amy E. Spencer
Assistant Secretary

LANDLORD: Saul Holdings Limited Partnership
By: Saul Centers, Inc., General Partner

MFS By: ______________________

Printed Name: B. Francis Saul II

Title: Chairman & Chief Executive Officer

ATTEST/WITNESS:

____

TENANT: GeneDX, Inc.

By: ______________________

Printed Name: Adam Logal

Title: Vice President

EXHIBIT B

RULES & REGULATIONS

1. No advertisement, or other notice, shall be inscribed, painted or affixed on any part of the outside or inside of said Building, except of such order, size and style, and at such places as shall be designated by Landlord. All signs will be supplied for tenants by Landlord, the cost of the signs to be charged to and paid for tenants.

2. The sidewalks and entry passages shall not be obstructed by tenants, or used by them for any purpose other than for ingress and egress. The floors, and skylights and windows that reflect or admit light into any place in said Building, shall not be covered or obstructed by tenants. The water closets and other water apparatus, shall not be used for any other purpose than those for which they were constructed and no sweepings, rubbish, or other obstructing substances shall be thrown therein. Any damage resulting to them, or to associated systems, from misuse, shall be repaired by tenant who, or whose clerks, agents, invitees, or servants shall cause it.

3. No tenant shall do or permit to be done in said Premises, or bring or keep anything therein, which shall in any way obstruct or interfere with the rights of other tenants or in any way injure or annoy them. Tenants, their clerks and servants, shall maintain order in the Building, shall not make or permit any improper noise in the Building or interfere in any way with other tenants or those having business with them. Nothing shall be thrown by Tenants, their clerks or servants, out of the windows, doors or skylights of the Building. No rooms shall be occupied or used as sleeping or lodging apartments at any time. No part of the Building shall be used or in any way appropriated for gambling, immoral or other unlawful practices, and no intoxicating liquor or liquors shall be sold in said Building.

4. It is understood and agreed that the Landlord shall not be responsible to any tenant for any loss of property from rented premises, however occurring, except to the extent otherwise set forth in the Lease.

5. No animals shall be allowed in the office, halls, corridors, or elsewhere in the Building.

6. All tenants and occupants shall observe strict care not to leave their doors open when it rains or snows, and for any fault or carelessness in this respect shall make good any injury sustained by other tenants, and to Landlord for damage to paint, plastering or other parts of the Building, resulting from such default or carelessness. No alterations shall be made to any part of the Building by putting up or changing any partitions, doors or windows, nor shall there be any connection made to the electric wires or electric fixtures, or plumbing lines nor shall there be any penetrations through the walls, floor or roof without the consent in writing on each occasion of Landlord or its Agent. All glass, locks and trimmings in or upon the doors and windows of the Building shall be kept whole and, when any part thereof shall be broken, the same shall be immediately replaced or repaired and put in order under the direction and to the satisfaction of Landlord, or its Agent, and shall be left whole and in good repair. Tenant shall not injure, overload or deface the Building, the woodwork or the walls of the Premises, nor carry on upon the Premises any noisesome, noxious, noisy, or offensive business.

7. Not more than two keys for each office will be furnished without charge; the charge for additional keys shall be Five Dollars ($5.00) each. No additional locks or latches shall be put upon any door without written consent of Landlord. Tenants, at termination of their lease of the premises, shall return to Landlord, all keys to doors in the Building.

8. Landlord in all cases retains the power to prescribe the weight and position of iron safes or other heavy articles.

9. The tenant shall not (without the Landlord's prior written consent) install or operate any electric heating device, steam engine, boiler, machinery or stove upon the Premises (other than microwave ovens), or carry on any mechanical business thereon, or do any cooking thereon, or use or allow to be used upon the Demised Premises oil, burning fluids,

camphene, gasoline or kerosene for heating, warming or lighting. No article deemed extra hazardous on account of fire and no explosives shall be brought into said Premises. No offensive gases or liquids will be permitted.

10. If tenants desire blinds or window covering, other than those provided by Landlord, if any, they must be of such shape, color and material as may be prescribed by Landlord, and shall be erected with Landlord's prior consent and at the expense of said tenants. No awnings shall be placed on said Building.

11. Landlord reserves all vending rights. Request for such service will be made to Landlord.

12. Except for the storage of trash or rubbish in dumpsters provided by Landlord, Tenant shall not permit storage of any kind outside of the Premises.

13. Tenants and occupants shall observe and obey all parking and traffic regulations as imposed by Landlord on the Property. Landlord in all cases retains the power to designate "No Parking" zones, traffic right of ways, and general parking area procedures.

14. Tenant shall instruct all delivery companies that any vehicles making deliveries to the Demised Premises shall use the truck access road provided for such use and park only in designated loading areas.

15. Unless otherwise agreed upon, in writing, Landlord will arrange and contract for all heating, ventilating and air conditioning maintenance and repairs.

16. Unless otherwise approved by Landlord, in writing, neither Tenant, nor Tenant's agents, invitees, or contractors shall be permitted access to the roof of the Building.

17. The Landlord reserves the right to make such other rules and regulations as in its judgment may from time to time be needed for the safety, care and cleanliness of the Premises, and for the preservation of order therein.

18. Violation of these rules, or any amendments thereof or additions thereto, shall constitute a default under the Lease, unless timely cured in accordance with the provisions thereof.

In the event of any conflict between the provisions of these Rules and Regulations and the provisions of the Lease to which these Rules and Regulations are attached, the provisions of the Lease shall control.

EXHIBIT F

LANDLORD'S FEE SCHEDULE

Landlord Waiver:	$1,000.00
Non-Disturbance:	$1,000.00
Other Documents:	$1,000.00
Assignment/Sublease:	$1,000.00
Licenses/Permits:	$250.00 (if provided to Landlord more than 10 days before due); $500.00 (if provided to Landlord less than 10 days before due)

The above fee schedule is based on using Landlord's approved form. Any agreement not on Landlord's approved form shall be subject to a higher fee.

EXHIBIT G

CONSTRUCTION RULES AND REGULATIONS

AVENEL BUSINESS PARK
CONSTRUCTION REGULATIONS

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1. Tenant, Tenant's contractors and subcontractors shall perform the Tenant's Work in accordance with the Construction Regulations herein described. Exhibit B, Rules and Regulations, are attached and incorporated herein.

2. The following tasks must be completed prior to the commencement of any work:

(a) Tenant will submit complete architectural plans and specifications to the Landlord for its review and reasonable approval as per the lease agreement.

(b) A copy of the City of Gaithersburg construction permit(s) will be delivered to the Landlord.

(c) Tenant's Contractor will review all existing conditions, including exterior conditions, and will submit a written report of any defects to the Landlord prior to commencing work.

(d) All contractors will submit a copy of a valid contractor's license to the Landlord.

(e) Tenant's Contractor will submit a written work schedule to the Landlord for its review and reasonable approval. Tenant will coordinate access to its premises directly with its contractors. Access to roof or utilities will be handled in accordance with Article 65 of the lease agreement.

(f) All contractors will provide an original Certificate of Insurance naming the Landlord as additional insured, as follows:

Landlord: Saul Holdings Limited Partnership
Address: Windham Management Company
7501 Wisconsin Avenue, Suite 1500E
Bethesda, Maryland 20814-6522

Location: Tenant Corporate Name
(Building Number) Perry Parkway, Suite Number
Gaithersburg, Maryland 20877

3. Intentionally Deleted.

4. The Tenant's Contractor may be charged a fee of $65.00 per hour for the Landlord to staff the building during after-hours work. When a request for after-hours work is made, the Landlord will determine if Landlord staff is required and then advise the Tenant's Contractor accordingly. If Landlord must staff the building for after-hours work, a minimum deposit of $500.00 must be paid to Landlord at least (1) business day prior to scheduled work.

5. A Landlord-approved roofing contractor must perform all alterations to the building roof. Any other contractors needing access to the roof will be handled in accordance with Article 65 of the lease agreement. The Landlord will inspect the roof after all such work and Contractor will be responsible for any repairs, debris or damage caused by its entry onto the

roof.

6. The work site shall be kept in an orderly manner at all times. All materials are to be stored within the premises. All rubbish and debris will be removed from the site and legally disposed. Use of Landlord's trash containers is prohibited. No outdoor rubbish containers may be installed without Landlord's prior approval.

7. All areas adjacent to work site shall be protected during construction, and if damaged during construction, shall be replaced to the original condition to include all associated costs of permit and design fees at Contractor's sole expense.

8. **A competent, full-time superintendent will be on site at all times to supervise the work. Subcontractors may not work without Contractor supervision.**

9. Violation of these rules, or any amendments thereof or additions thereto, shall be sufficient cause for termination of the Lease at the option of Landlord.

ACKNOWLEDGED AND ACCEPTED:

Tenant:	**Contractor:**
By:	By:
Printed Name:	Printed Name:
Title:	Title:
Date:	Date:

CORPORATE GUARANTY

FOR VALUE RECEIVED, and in consideration for, and as an inducement to Landlord to enter into the foregoing Lease with GeneDX, Inc., a New Jersey corporation, dated DECEMBER 16, 2019, ~~2019~~, the undersigned hereby guarantees to Landlord, its legal representatives, successors and assigns, the payment of the rent, tax rent, additional rent and all other payments to be made by Tenant under said Lease and the full performance and observance by Tenant of all the other terms, covenants, conditions and agreements (including the Rules and Regulations) therein provided to be performed and observed by Tenant for which the undersigned shall be jointly and severally liable with the Tenant, without requiring any notice of non-payment, non-performance or non-observance, or proof of notice or demand, whereby to charge the undersigned, all of which the undersigned hereby expressly waives, and the undersigned expressly agrees that Landlord may proceed against the undersigned separately or jointly before or after or simultaneously with proceeding against Tenant for default and that this guaranty shall not be terminated, affected or impaired in any way or manner whatsoever by reason of the assertion by Landlord against Tenant of any of the rights or remedies reserved to Landlord pursuant to the provisions of the said Lease, or by reason by summary or other proceedings against Tenant, or by the omission of Landlord to enforce any of its rights against Tenant, or by reason of any extension of time or indulgence granted by Landlord to Tenant. The undersigned further covenants and agrees (i) that it will be bound by all the provisions, terms, conditions, restrictions and limitations contained in said Lease, the same as though Guarantor was named therein as Tenant; and (ii) that this guaranty shall be absolute and unconditional and shall remain and continue in full force and effect as to any renewal, extension, option, amendment, additions, assignment, sublease, transfer, or other modification of said Lease, whether or not the undersigned shall have knowledge or have been notified of or agreed or consented to any such renewal, extension, option, amendment, addition, assignment, sublease, transfer, or other modifications of said Lease. Each signatory hereto shall be individually bound by the terms of this guaranty whether or not any other party or person has executed the same. If Landlord at any time is compelled to take any action or proceeding in court or otherwise to enforce or compel compliance with the terms of this guaranty, the undersigned shall, in addition to any other rights or remedies to which Landlord may be entitled hereunder or as a matter of law or in equity, be obligated to pay all costs, including attorneys' fees, incurred or expended by Landlord in connection therewith. All obligations and liabilities of Guarantor pursuant to this Guaranty shall be binding upon the successors and assigns of the undersigned signatory. Guarantor further agrees, at any time and from time to time, within five (5) days' after written notice by Landlord, to deliver to Landlord its most recent financial statement, which shall not, in any event, be more than ninety (90) days old. If Guarantor files quarterly and annual statements with the Securities and Exchange Commission, then Guarantor's most recent "10-Q" (or, if applicable, "10-K") statement shall be supplied to Landlord. If Guarantor has its financial statements audited on an annual basis, then Guarantor shall supply Landlord with its most recent audited statement and with its most recent unaudited financial statement, certified to be true and correct by Guarantor's chief financial officer. If Guarantor does not regularly have its financial statements audited, then Guarantor shall supply Landlord with its most recent unaudited financial information, certified to be true and correct by Guarantor's chief financial officer, which information shall not, in any event, be more than ninety (90) days old. If Guarantor does not regularly have financial statements prepared, then Guarantor shall supply Landlord with such financial information respecting the financial condition of Guarantor as Landlord may reasonable require including, without limitation, copies of Guarantor's state and federal quarterly and annual income tax reports and statements, certified to be true and correct by Guarantor or Guarantor's chief financial officer.

As further inducement to Landlord to make and enter into said Lease, and in consideration thereof, the Landlord and the undersigned covenant and agree that in any action or proceeding brought on, under or by virtue of this guaranty, the Guarantor shall and hereby does waive trial by jury. This guaranty shall be governed by and construed in accordance with the laws of the state in which the property demised under the said Lease is located.

If two or more individuals, corporations, partnerships, or other business associations (or any combination of two or more thereof) sign this Guarantor, the liability of each such individual, corporation, partnership or other business association to perform all obligations hereunder shall be deemed to be joint and several.

The undersigned Guarantor hereby certifies, warrants, represents and covenants to and for the benefit of Landlord

as follows: (a) The Guarantor and each of its subsidiaries, predecessors, agents, direct and indirect owners and their respective affiliates (**"Guarantor Parties"**) have at all applicable times been, is now and will in the future be, in compliance with U.S. Executive Order 13224 and no action, proceeding, investigation, charge, claim, report or notice has been filed, commenced or threatened against any of the Guarantor Parties alleging any failure to so comply; (b) neither the Guarantor Parties or any of such Guarantor Parties' agents, subsidiaries or other affiliates has, after due investigation and inquiry, knowledge or notice of any fact, event, circumstance, situation or condition which could reasonably be expected to result in any action, proceeding, investigation, charge, claim, report or notice being filed, commenced or threatened against any of them alleging any failure to comply with the Order, or the imposition of any civil or criminal penalty against any of them for any failure to so comply; (c) The undersigned Guarantor is not acting, directly or indirectly, for or on behalf of any person, group, entity or nation named by any Executive Order or the United States Treasury Department as a terrorist, "Specially Designated National and Blocked Person," or other banned or blocked person, entity, nation or transaction pursuant to any law, order, rule or regulation, that is enforced or administered by the Office of Foreign Assets Control; (d) The undersigned Guarantor is not engaged in this transaction, directly or indirectly on behalf of, or instigating or facilitating this transaction, directly or indirectly on behalf of, any such person, group or entity. The undersigned Guarantor hereby agrees to defend, indemnify, and hold harmless Landlord from and against any and all claims, damages, losses, risks, liabilities, and expenses (including attorney's fees and costs) arising from or related to any breach of the foregoing certifications.

WITNESS the following signatures this 2 day of December, 2019.

WITNESS:	**GUARANTOR:** **Bio-Reference Laboratories, Inc., a New Jersey corporation**
[signature]	By: [signature]
ADDRESS:	Printed Name: Adam Logal
Bio-Reference Laboratories, Inc. Attention: Legal Department 481 Edward H. Ross Drive Elwood Park, New Jersey (NJ) 07407 Main Phone: (201) 791-2600	Title: Vice President Tax Identification Number: 22-2405059